Exhibit 10.1

TRANSACTION AND MERGER AGREEMENT

dated July 16, 1999

by and among

RUTH U. FERTEL, INC.

and

RUF MERGER CORP.

and

MADISON DEARBORN CAPITAL PARTNERS III, L.P.,

MADISON DEARBORN SPECIAL EQUITY III, L.P.,

and

SPECIAL ADVISORS FUND I, LLC

i

EXHIBITS

Exhibit A	-	Shareholders Agreement
Exhibit B	-	Escrow Agreement
Exhibit C	-	Senior Debt Funding Letter
Exhibit D	-	Hyde Employment Agreement
Exhibit E	-	Fertel Employment Agreement
Exhibit F	-	Owners Representatives Agreement
Exhibit G	-	Preferred Stock Commitment Letter
Exhibit H	-	Subordinated Debt Highly Confident Letter
Exhibit I	-	Percentages of New Purchase Shares for Each Purchaser
Exhibit J	-	Registration Agreement
Exhibit K	-	Owner Indemnification Agreement
Exhibit L	-	INTENTIONALLY OMITTED
Exhibit M	-	License Agreement
Exhibit N	-	Ruth Non-Competition Agreement
Exhibit O	-	Form of Option Cancellation Agreement

ANNEXES AND SCHEDULES

Annex 3.4	-	Continuing Shareholder Schedule
Annex 3.8	-	Articles of Amendment
Annex 3.10	-	Directors and Officers of Surviving Corporation
Annex 7.2	-	Certain Franchises and States

Schedule 5.2	-	Subsidiaries
Schedule 5.3	-	Capitalization
Schedule 5.4	-	Company Required Statutory Approvals
Schedule 5.6	-	Absence of Certain Events
Schedule 5.7	-	Real Property
Schedule 5.9	-	Contracts and Commitments
Schedule 5.10	-	Intellectual Property
Schedule 5.11	-	Litigation
Schedule 5.12	-	ERISA
Schedule 5.13	-	Compensation
Schedule 5.14	-	Labor Matters
Schedule 5.15	-	Environmental Matters
Schedule 5.19	-	Tax Matters
Schedule 5.20	-	Suppliers; Franchisees
Schedule 5.22	-	Insider Interests
Schedule 5.23	-	Year 2000
Schedule 6	-	Conduct of Business
Schedule 6.18	-	Split Dollar Life Insurance Arrangements

TRANSACTION AND MERGER AGREEMENT

THIS TRANSACTION AND MERGER AGREEMENT, dated as of July 16, 1999 (this “Agreement”), is made and entered into by and among MADISON DEARBORN CAPITAL PARTNERS III, L.P., a limited partnership formed under the laws of the State of Delaware (“MDCPIII”), MADISON DEARBORN SPECIAL EQUITY III, L.P., a limited partnership formed under the laws of the State of Delaware (“MDSE”), SPECIAL ADVISORS FUND I, LLC, a limited liability company formed under the laws of the State of Delaware (“SAF”), RUF MERGER CORP., a corporation formed under the laws of the State of Louisiana (“Merger Sub”), and RUTH U. FERTEL, INC., a corporation formed under the laws of the State of Louisiana (the “Company”). MDCPIII, MDSE and SAF are collectively referred to as the “Purchasers”.

R E C I T A L S:

WHEREAS, the Board of Directors of the Company has determined that it is in the best interest of its shareholders for Purchasers to acquire the Company upon the terms and subject to the conditions set forth herein; and

WHEREAS, in furtherance of the acquisition, the respective Boards of Directors of Merger Sub and the Company have approved, and the Company has declared advisable and in the best interests of its shareholders, the merger (the “Merger”) of the Merger Sub with and into the Company, upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, also in furtherance of such acquisition, each of the Purchasers and the Board of Directors of the Company has approved the purchase by the Purchasers and the sale by the Company (“Stock Purchase”) of 500,000 shares of Surviving Corporation Common Stock and 48,399.23600 shares of Junior Preferred Stock less the number of shares of Surviving Corporation Common Stock and Junior Preferred Stock, respectively, to be issued as Continuing Shares as a result of the Merger as set forth in Section 3.4 (collectively, the “New Purchase Shares”);

WHEREAS, appropriate action has been taken by the Board of Directors and shareholders of the Company to approve the Merger and this Agreement: and

WHEREAS, the Purchasers, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby and also to prescribe various conditions to the consummation thereof; and

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” shall mean, with respect to any Person, (i) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 10% or more of the stock having ordinary voting power in the election of directors of such Person, (ii) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person, and (iii) each of such Person’s executive officers, directors, joint venturers and partners. For the purpose of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership or voting securities, by contract or otherwise.

“Certificate of Merger” shall have the meaning set forth in Section 3.2.

“Certificates” shall mean the stock certificates which immediately prior to the Effective Time represented outstanding Shares.

“Closing” and “Closing Date” shall have the meaning set forth in Section 2.3(b).

“Closing Date Debt” means the aggregate amount of the Company’s outstanding indebtedness for borrowed money (including, without limitation, principal and accrued interest thereon and any prepayment fees or similar obligations relating to the prepayment of any Closing Date Debt) immediately prior to the Effective Time.

“Committee” shall have the meaning set forth in Section 7.17(a).

“Company Benefit Plans” shall have the meaning set forth in Section 5.12(a).

“Company Common Stock” shall mean the common stock, no par value per share, of the Company.

“Company Disclosure Schedule” shall have the meaning set forth in the introductory sentence of Article V.

“Company Financial Statements” shall have the meaning set forth in Section 5.5.

“Company Material Adverse Effect” shall mean a Material Adverse Effect with respect to the Company.

“Company Required Consents” shall mean all required third-party consents or approvals necessary (a) for the execution and delivery by each of the parties, as appropriate, of this Agreement, (b) for the consummation of the transactions contemplated hereby, and (c) to conduct the business of the Company as currently being conducted and to permit the Company to continue to own and operate its assets following the Merger.

“Company Required Statutory Approvals” shall have the meaning set forth in Section 5.4(c).

“Competing Acquisition Proposal,” with respect to a party, shall mean any proposal for an acquisition, a merger, consolidation or other business combination involving such party or any of its material Subsidiaries, including, but not limited to, substantial asset sales and other similar transactions which would prevent the consummation of the Transactions contemplated by this Agreement; provided, however, that a “Competing Acquisition Proposal” shall not mean the Stock Purchase, the Merger or any alternative transaction between the Company and the Purchasers that may be proposed as contemplated hereby.

“Confidentiality Agreement” shall have the meaning set forth in Section 7.6(a).

“Constituent Corporations” shall have the meaning set forth in Section 3.1.

“Continuing Shareholder” means each Owner identified on Annex 3.4 hereto which identities each Owner who will own Continuing Shares after the Effective Time pursuant to this Agreement.

“Continuing Shares” means all of the shares of Junior Preferred Stock and all of the shares of Surviving Corporation Common Stock to be issued to the Continuing Shareholders upon consummation of the Merger.

“Conversion Shares” shall have the meaning set forth in Section 3.4(c).

“Damages” shall have the meaning set forth in Section 7.2(a).

“Deductible Amount” shall have the meaning set forth in Section 7.2(b).

“Deutsche Bank” shall mean Deutsche Bank Securities Inc., a Delaware corporation, or a subsidiary or predecessor thereof.

“Dissenting Shares” shall have the meaning set forth in Section 3.6.

“Effective Time” shall have the meaning set forth in Section 3.2.

“Environmental Claims” shall mean, with respect to any person, any and all administrative, regulatory, or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation in writing by or from any person or entity (including any Governmental Authority), whether pending or threatened, which alleges potential liability (including, without limitation, potential liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries, penalties or attorney’s fees) arising out of, based on or resulting from (a) the presence, or Release or threatened Release into the environment, of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by such person, (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law or (c) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials.

“Environmental Laws” shall mean all federal, state and local laws, rules, regulations, common law and guidances relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws, rules, regulations, common law and guidances relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“Environmental Permits” shall mean all applicable environmental, health and safety permits and authorizations.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” shall have the meaning set forth in Section 3.12.

“Escrow Agreement” shall have the meaning set forth in Section 3.12.

“Escrow Amount” shall mean Fifteen Million Six Hundred Thousand Dollars ($ 15,600,000) in cash which shall equal the aggregate Escrow Contributions of all Owners.

“Escrow Contribution” means the amount of cash to be contributed to the Escrow Funds pursuant to Section 3.12, which with respect to each Owner shall be such Owner’s pro rata portion of the Escrow Amount based upon the total cash consideration payable by the Company to the Owners pursuant to Section 3.4 and Section 3.5 prior to any deductions or offsets against such consideration.

“Escrow Funds” mean any and all amounts of cash held by the Escrow Agent pursuant to the Escrow Agreement, excluding any interest thereon or gains with respect thereto, as such amount may be reduced in accordance with the terms of the Escrow Agreement.

“Fertel Employment Agreement” shall have the meaning set forth in Section 8.2.

“Financings” shall mean the debt and equity financings provided for in the Senior Debt Funding Letter, the Preferred Stock Commitment Letter and the Subordinated Debt Highly Confident Letter.

“GAAP” shall mean generally accepted accounting principles.

“Governmental Authority” shall mean any court, governmental or regulatory body (including a stock exchange or other self-regulatory body) or authority, domestic or foreign.

“Hazardous Materials” shall mean (a) any chemicals, materials or substances which are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” or words of similar meaning or effect, under any applicable Environmental Law and (b) any other chemical, material, substance or waste (including without limitation asbestos), exposure to which is prohibited, limited, regulated or otherwise subject to imputation of liability under any applicable Environmental Law.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hyde Employment Agreement” shall have the meaning set forth in Section 8.2.

“Improvements” shall have the meaning set forth in Section 5.7(a).

“Indemnified Liabilities” shall have the meaning set forth in Section 7.8(a).

“Indemnified Parties” shall have the meaning set forth in Section 7.8(a).

“Insurance Policies” shall have the meaning set forth in Section 5.17.

“Intellectual Property Rights” shall have the meaning set forth in Section 5.10(b).

“Junior Preferred Stock” means the Series B Junior Cumulative Preferred Stock, par value $.01 per share, of the Surviving Corporation.

“LBCL” shall mean the Louisiana Business Corporation Law, as amended.

“Leased Real Property” shall have the meaning set forth in Section 5.7(b).

“Leases” shall have the meaning set forth in Section 5.7(b).

“Material Adverse Effect” or “Material Adverse Change” means, with respect to any party, any materially adverse change, occurrence or effect (direct or indirect), on the business, operations, properties (including tangible properties), condition (financial or otherwise), assets, obligations or liabilities (whether absolute, contingent or otherwise and whether due or to become due) of such party and its Subsidiaries taken as a whole; provided that if such change, occurrence or effect is quantifiable, such change, occurrence or effect would not constitute a Material Adverse Effect or a Material Adverse Change, as appropriate, unless such change, occurrence or effect has exceeded or reasonably could be expected to exceed $1,015,000.

“MDCP” shall mean Madison Dearborn Capital Partners, Inc.

“Merger” shall have the meaning set forth in the second recital.

“Merger Sub Common Stock” shall mean the common stock, par value $.01 per share, of Merger Sub.

“Merger Sub Material Adverse Effect” shall mean a Material Adverse Effect with respect to Merger Sub.

“Merger Sub Organizational Documents” shall mean the Articles of Incorporation and Bylaws of Merger Sub.

“Multiemployer Plan” shall have the meaning set forth in Section 3(37) of ERISA.

“Multiple Employer Plan” shall mean a plan with two or more contributing sponsors, at least two of which are not under common control, within the meaning of Section 4063 of ERISA.

“New Purchase Shares” shall have the meaning set forth in the third recital hereto.

“Option” shall have the meaning set forth in Section 3.5.

“Option Cancellation Agreement” shall have the meaning set forth in Section 8.2.

“Option Consideration” shall have the meaning set forth in Section 3.5.

“Optionholder” shall have the meaning set forth in Section 3.5.

“Other Agreements” shall have the meaning set forth in Section 7.17(b).

“Owned Real Property” shall have the meaning set forth in Section 5.7(a).

“Owner Indemnification Agreement” shall be each or any of those certain Owner Indemnification Agreements executed by the Purchasers, the Company, Merger Sub and the Owners, each dated as of the date of this Agreement in substantially the form of Exhibit K attached hereto.

“Owners” shall have the meaning set forth in Section 7.17(a).

“Owners Representative” shall have the meaning set forth in Section 7.17(a).

“Per Share Amount” shall mean (a) the Purchase Price divided by (b) the number of Shares currently outstanding on a fully diluted basis as of the Closing Date immediately prior to the Effective Time, assuming the exercise of all outstanding Options.

“Per Share Exchanged Securities” means for each Conversion Share the aggregate of:

(i)	the number of shares of Surviving Corporation Common Stock equal to the Per Share Amount multiplied by .00936343 and

(ii)	the number of shares of Junior Preferred Stock equal to the Per Share Amount multiplied by .000906365702.

“Permitted Encumbrances” shall have the meaning set forth in Section 5.7(a).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Preferred Stock Commitment Letter” shall mean that certain commitment letter, dated as of May 28, 1999, by and between MDCPIII and First Union Investors, Inc., a fully executed copy of which is attached hereto as Exhibit G.

“Purchase Price” shall mean One Hundred Eighty-Seven Million Five Hundred Thousand and No/100 Dollars ($187,500,000.00), less the Purchase Price Reductions.

“Purchase Price Reductions” shall mean the aggregate amount of (a) the Closing Date Debt plus (b) any Transaction Expenses incurred by the Company on or before the Effective Time.

“Purchase Price Certificate” shall have the meaning set forth in Section 8.2.

“Purchaser Material Adverse Effect” shall mean a Material Adverse Effect with respect to the Purchasers.

“Purchaser Organizational Documents” shall mean, collectively, (i) the Certificate of Limited Partnership and Limited Partnership Agreement of MDCPIII, (ii) the Certificate of Limited Partnership and Limited Partnership Agreement of MDSE, and (iii) the Certificate of Formation and Limited Liability Company Agreement of SAF.

“Purchaser Personnel” shall have the meaning set forth in Section 7.6(a).

“Purchaser Required Statutory Approvals” shall have the meaning set forth in Section 4.5.

“Real Property” shall have the meaning set forth in Section 5.7(b).

“Real Property Permits” shall have the meaning set forth in Section 5.7(e).

“Registration Agreement” shall be in the form of Exhibit J.

“Release” shall mean any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, subsurface, surface water, groundwater or property.

“SEC” shall have the meaning set forth in Section 7.16.

“Senior Debt Funding Letter” shall mean that certain commitment letter dated as of May 28, 1999 by and between MDCPIII and Bankers Trust Company, a fully executed copy of which is attached hereto as Exhibit C.

“Shareholders” shall mean the existing holders of Shares.

“Shareholders Agreement” shall be in the form of Exhibit A.

“Shares” shall mean the shares of Company Common Stock.

“Single Employer Plan” shall mean a defined benefit pension plan which is subject to Title IV of ERISA which is not a Multiemployer Plan.

“Split-Dollar Arrangements” shall have the meaning set forth in Section 6.18.

“Stock Purchase” shall have the meaning set forth in the third recital.

“ Subordinated Debt Highly Confident Letter” shall mean that certain highly confident letter, dated as of May 28, 1999 by and between MDCPIII and Deutsche Bank, a fully executed copy or which is attached hereto as Exhibit H.

“Subsidiary” shall mean, with respect to any person, any corporation or other entity (including partnerships and other business associations) in which a person directly or indirectly owns at least a majority of the outstanding voting securities or other equity interests having the power, under ordinary circumstances, to elect a majority of the directors, or otherwise to direct the management and policies, of such corporation or other entity.

“Surviving Corporation” shall have the meaning set forth in Section 3.1.

“Surviving Corporation Common Stock” shall mean the Class A Common Stock, par value $.01 per share, of the Surviving Corporation.

“Tax Return” shall mean any report, return or other information required to be supplied to a governmental entity with respect to Taxes, including, where permitted or required, combined or consolidated returns for any group of entities that includes Purchaser or any of its Subsidiaries on the one hand, or the Company or any of its Subsidiaries on the other hand, and including any and all amendments thereof.

“Taxes” shall mean any federal, state, county, local or foreign taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipts, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes, charges, fees, levies or other assessments, and any expenses incurred in connection with the determination, settlement or litigation of any liability for any of the foregoing.

“Transaction Expenses” shall mean all of fees, expenses and other costs incurred, paid or required to be paid by the Company (whether or not on behalf of the Owners) in connection with the transactions contemplated by this Agreement (including all of the fees and expenses of all brokers and all advisers used by the Company in the transactions contemplated hereby such as investment bankers, accountants and attorneys), including any expenses of any Owner that the Company agrees to reimburse in connection with the Transactions and which are not paid directly by the Owners, whether or not such fees, expenses or costs have been assessed or billed prior to the Closing Date, but excluding (a) any and all fees, expenses and other costs incurred solely in connection with the consummation of the Financings or reimbursable to the Purchasers or Merger Sub, (b) survey and title insurance expenses pursuant to Section 7.20 and Section 7.21, (c) the closing fee payable to MDCP pursuant to Section 2.6 and (d) the monitoring fee payable to MDCP pursuant to Section 2.7.

“Transactions” shall mean the Stock Purchase and the Merger.

ARTICLE II

THE STOCK PURCHASE

Section 2.1 Stock Purchase. Immediately following the Effective Time, upon the terms and subject to the conditions of this Agreement, the Surviving Corporation shall sell to each Purchaser, and each Purchaser shall purchase from the Surviving Corporation, the number of New Purchase Shares determined by the following formula: (i) multiply the percentage specified for such Purchaser in Exhibit I attached hereto, times (ii) the number of shares of Surviving Corporation Common Stock or Junior Preferred Stock, as the case may be, constituting the New Purchase Shares.

Section 2.2 Purchase Price. The aggregate purchase price payable by each Purchaser for the New Purchase Shares being purchased by such Purchaser shall be the total of (a) the number of shares of Surviving Corporation Common Stock to be purchased by such Purchaser times $10.00 and (b) the number of shares of Junior Preferred Stock to be purchased by such Purchaser multiplied by $1,000.00.

Section 2.3 Closing.

(a) The parties hereto acknowledge that it is their mutual desire and intent to consummate the Transactions as soon as practicable after the date hereof. Accordingly, the Company shall use all commercially reasonable efforts to bring about the satisfaction as soon as practicable of all the conditions to the Purchasers’ and Merger Sub’s obligations to close specified in Section 2.4, Section 8.1, and Section 8.2 and otherwise to effect the consummation of the Transactions on the part of the Company as soon as practicable and each of the Purchasers and Merger Sub shall use all commercially reasonable efforts to bring about the satisfaction as soon as practicable of all the conditions to the Company’s obligations to close specified in Section 2.5, Section 8.1, and Section 8.3 and otherwise to effect the consummation of the Transactions in their respective capacities as soon as practicable.

(b) Unless this Agreement shall have been terminated and the Transactions shall have been abandoned pursuant to Article IX, and subject to the satisfaction or waiver of the conditions set forth in Article VIII, the closing of the Transactions (the “Closing”) shall take place at the offices of Kirkland & Ellis, 200 East Randolph Drive, Chicago, IL 60601 at 10:00 a.m. local time, on a date to be specified by the parties (the “Closing Date”), which shall be no later than the third business day after satisfaction and/or waiver of all of the conditions set forth in Article VIII, unless another date, time or place is agreed to in writing by the parties hereto.

(c) The obligations of the Purchasers and the Company to consummate the Stock Purchase are conditioned upon the effectiveness of the Merger.

Section 2.4 Closing Deliveries by the Surviving Corporation. At the Closing, the Surviving Corporation shall deliver or cause to be delivered to the Purchasers:

(a) stock certificates evidencing the New Purchase Shares being purchased by the Purchasers;

(b) receipts for the cash payments received from each of the Purchasers for its respective New Purchase Shares; and

(c) the agreements, certificates and other documents required to be delivered pursuant to Sections 8.1 and 8.2.

Section 2.5 Closing Deliveries by the Purchasers. At the Closing, the Purchasers shall deliver to the Surviving Corporation:

(a) the amounts required to be paid under Section 2.2 by each of the Purchasers, via wire transfer in immediately available funds as directed in writing by the Company at least three(3) business days prior to the Closing;

(b) the agreements, certificates and other documents required to be delivered pursuant to Sections 8.1 and 8.3; and

(c) executed originals of the Shareholders Agreement and Registration Agreement.

Section 2.6 Fee to MDCP. At the Closing, the Surviving Corporation shall pay to MDCP a closing fee of $1,875,000 by wire transfer of immediately available funds.

Section 2.7 Monitoring Fee. The Surviving Corporation agrees to pay to MDCP an annual monitoring fee in the amount of $150,000 as long as the Surviving Corporation is controlled by MDCP, the Purchasers or any of their Affiliates. Notwithstanding the foregoing, the Surviving Corporation shall not be obligated to pay such monitoring fee until the Surviving Corporation has generated trailing twelve-month pro-forma EBITDA of at least $25 million. This covenant shall survive the Closing.

ARTICLE III

THE MERGER

Section 3.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the LBCL, Merger Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (Merger Sub and the Company are sometimes hereinafter referred to as “Constituent Corporations” and, as the context requires, the Company is sometimes hereinafter referred to as the “Surviving Corporation”.

Section 3.2 Effective Time of the Merger. Subject to the provisions of this Agreement, the parties hereto will (i) file a certificate of merger (the “Certificate of Merger”) executed in accordance with the relevant provisions of the LBCL concurrently with the Closing, and (ii) make all other filings or recordings required to be made concurrently with the Closing under the LBCL to effect the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of Louisiana or at such other time as Merger Sub and the Company shall agree which will be specified in the Certificate of Merger (the “Effective Time”)

Section 3.3 Effects of the Merger. The Merger shall have the effects as set forth in the applicable provisions of the LBCL. Without limiting the generality of the foregoing, and subject thereto and any other applicable laws, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, restrictions, disabilities and duties of the Company and Merger Sub shall become the debts, liabilities, restrictions, disabilities and duties of the Surviving Corporation.

Section 3.4 Effect of Merger on Capital Stock; Merger Consideration. At the Effective Time, by virtue of the Merger and without any action on the part of the Purchasers, Merger Sub or any holder of Shares or shares of Merger Sub Common Stock:

(a) Merger Consideration for Shares. Subject to the other provisions of this Section 3.4, each Share issued and outstanding immediately prior to the Effective Time (excluding any Shares to be canceled pursuant to Section 3.4(b) hereof, any Shares to be converted into Continuing Shares pursuant to Section 3.4(c), and Dissenting Shares (as defined in Section 3. 6)) shall be canceled and extinguished and be converted into the right to receive from the Surviving Corporation an amount equal to the Per Share Amount payable in cash, subject to the provisions of Section 3.7.

(b) Cancellation of Treasury Stock. Each Share and all other shares of capital stock of the Company that are owned by the Company or any of its Subsidiaries shall be canceled and extinguished and no payment or other consideration shall be delivered or deliverable with respect thereto.

(c) Continuing Shares. For each Continuing Shareholder identified on Annex 3.4 hereto, the number of Shares which shall be converted into Continuing Shares (such shareholder’s

“Conversion Shares”) shall be a number equal to (i) the aggregate value set forth opposite such Continuing Shareholder’s name on Annex 3.4 hereto divided by (ii) the Per Share Amount. Notwithstanding Section 3.4(a) above, each Conversion Share issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive from the Surviving Corporation an amount equal to the Per Share Amount payable in the form of the Per Share Exchanged Securities for such Conversion Share.

(d) Capital Stock of Merger Sub. Each share of the Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be canceled and extinguished, and no payment or other consideration shall be delivered or deliverable with respect thereto.

(e) Cancellation of Shares. None of the Shares shall be deemed to be outstanding and all of the Shares shall automatically be canceled and retired and shall cease to exist, and each Certificate previously evidencing such Shares shall thereafter represent only the right to receive the consideration for such Shares as set forth in this Article III. The holders of Certificates (as hereinafter defined) previously evidencing such Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to the Company Common Stock except as otherwise provided herein or by law and, upon the surrender of Certificates in accordance with the provisions of Section 3.7, shall only represent the right to receive for their Shares, aggregate consideration for such Shares, without any interest thereon, subject to the obligations set forth in this Agreement.

Section 3.5 Stock Options. At the Effective Time, each holder (an “Optionholder”) of a then outstanding option or right to purchase or receive Shares (whether or not vested or exercisable) (an “Option”) shall be entitled to receive from the Company, in cancellation of such Option, for all Shares subject to such Option, an amount (subject to any applicable withholding tax) in cash equal to the excess, if any, of (i) the Per Share Amount multiplied by the number of Shares of Company Common Stock into which such Option is exercisable less (ii) the aggregate exercise price of such Option (such amount being hereinafter referred to as, the “Option Consideration”), subject to the provisions of Section 3.7. As of the date hereof, the Company shall have obtained (without paying amounts per share that are greater than the relevant Option Consideration) all necessary consents or releases from the Optionholders under the Options, including, but not limited to, an Option Cancellation Agreement executed by each such Optionholder, and, prior to the Effective Time shall have taken all such other lawful action as may be reasonably necessary to give effect to the transactions contemplated by this Section 3.5. The Options shall terminate as of the Effective Time and no Option shall be deemed to be outstanding or to have any rights after the Effective Time other than the right to the consideration for such Option as set forth in this Section 3.5. Set forth in Section 3.5 of the Company Disclosure Schedule is list of all Options outstanding on the date hereof and the related exercise prices.

Section 3.6 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, any Shares held by a holder who has demanded and perfected his or her demand for the fair cash value of his or her Shares in accordance with the LBCL (including but not limited to Section 131 thereof), and as of the Effective Time has neither effectively withdrawn nor lost his or her right to the fair cash value (“Dissenting Shares”), shall be converted into the right to receive payment from the Surviving Corporation in accordance with the provisions of the LBCL. No holder shall have the right to demand the fair cash value of his or her Shares if a condition to such right specified in LBCL Section 131 is not satisfied and such Shares shall not be Dissenting Shares. No Dissenting Share shall be deemed to be outstanding or have any rights after the Effective Time other than the rights set forth in this Section 3.6.

(b) Notwithstanding the provisions of Section 3.6(a) hereof, if any holder of Shares who demands the fair cash value of his Shares under the LBCL shall effectively withdraw or lose (through failure to perfect or otherwise) his or her right to the fair cash value, then as of the Effective Time or the occurrence of such event, whichever occurs later, such holder’s Shares shall automatically be converted into and represent only the right to receive the consideration for such Shares as provided in Section 3.4(a) hereof.

(c) The Company shall give Merger Sub and each of the Purchasers (i) prompt notice of any written demands for the fair cash value or payment of the fair cash value of any Shares, withdrawals of such demands, and any other instruments served pursuant to the LBCL received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for the fair cash value under the LBCL. The Company shall not voluntarily make any payment with respect to any demands for the fair cash value and shall not, except with the prior written consent of Merger Sub, settle or offer to settle any such demands.

Section 3.7 Procedure for Payment: Surrender of Certificates for Merger Consideration.

(a) Immediately after the Effective Time, upon delivery by an Owner (except for holders of Dissenting Shares) to the Surviving Corporation, to the extent not previously delivered, of (i) stock certificates that represented such Owner’s Shares, endorsed in blank or accompanied by duly executed assignment documents if such Owner owns Shares immediately prior to the Effective Time, (ii) such Owner’s duly executed Owner Indemnification Agreement, (iii) such Owner’s duly executed Option Cancellation Agreements with respect to all Options owned by such Owner prior to the Effective Time, and (iv) a certificate satisfying the requirements of Treasury Regulation Section 1.1445-5(b)(3), the Surviving Corporation shall promptly deliver to such Owner the aggregate consideration payable to such Owner pursuant to this Article III, after giving effect to any required tax withholding and subject to subsection (b) below. Except as specifically set forth herein, the Surviving Corporation shall have no obligations to make or cause any payments to be made to any of the Owners.

Until so surrendered, each Certificate (other than Certificates representing Dissenting Shares or Shares canceled pursuant to Section 3.4(b)) shall represent solely the right to receive the consideration set forth in this Article III.

(b) The aggregate amount of cash consideration to be received by each Owner pursuant to subsection (a) above shall be reduced by the following amounts and applied in the following manner:

(i) the aggregate amount of all principal, interest and other amounts owing by such Owner with respect to any loans from the Company to such Owner (except for that certain loan to William J. Hyde, Jr.) which are outstanding immediately prior to the Closing (and such loans shall be deemed to be discharged in the amount of such reduction) (any accrued and unpaid interest shall accrue until the later of (x) the Effective Time and (y) the date such Owner has provided all documents to the Surviving Corporation pursuant to Section 3.7(a));

(ii) the amount of the cumulative premiums previously paid by the Company on behalf of such Owner (or such Owner’s beneficiary if the Owner is a trust) pursuant to such Owner’s Split-Dollar Arrangements which have not been repaid prior to the Closing; and

(iii) such Owner’s Escrow Contribution.

(c) If payment of cash in respect of canceled Shares is to be made to a person other than the person in whose name a surrendered Certificate or instrument is registered, it shall be a condition to such payment that the certificate or instrument so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of such payment in a name other-than that of the registered holder of the certificate or instrument surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not payable.

(d) At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares shall be made thereafter, other than transfers of Shares that have occurred prior to the Effective Time. In the event that, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the applicable consideration as provided in Section 3.4 hereof. Except as provided in the Escrow Agreement with respect to the aggregate Escrow Amount, no interest shall accrue or be paid on any cash payable upon the surrender of a Certificate or represented outstanding Shares.

(e) The Surviving Corporation shall not be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to the end of the applicable period after the Effective Time under escheat laws (or immediately prior to such earlier date on which any cash would otherwise escheat to or become the property of any governmental entity), any such cash shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

Section 3.8 Articles of Incorporation of Surviving Corporation. The Articles of Incorporation of the Company in effect immediately prior to the Effective Time shall be amended by reason of the Merger as set forth on Annex 3.8 (the “Articles of Amendment”) and, as so amended, shall constitute the Articles of Incorporation of the Surviving Corporation from and after the Effective Time and until thereafter amended as provided by law.

Section 3.9 Bylaws of the Surviving Corporation. The Bylaws of Merger Sub in effect immediately prior to the Effective Time shall constitute the Bylaws, of the Surviving Corporation (the “Amended Bylaws”) from and after the Effective Time and until thereafter amended as provided by law.

Section 3.10 Directors and Officers. The directors and officers of the Surviving Corporation shall be as set forth in Annex 3.10 hereto, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

Section 3.11 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or conform of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 3.12 Escrow Agent. On the Closing Date, the Company and the Purchasers shall enter into an Escrow Agreement, substantially in the form attached hereto as Exhibit B (the “Escrow Agreement”), with Whitney National Bank, or such other bank or trust company as shall be acceptable to the Company and the Purchasers as escrow agent (the “Escrow Agent”), and the Surviving Corporation shall deposit the Escrow Amount with the Escrow Agent pursuant to the Escrow Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB

Each of the Purchasers and Merger Sub hereby severally represent and warrant to the Company as follows and such representations and warranties are hereby made only with respect to the Purchaser or the Merger Sub making such representations and warranties:

Section 4.1 Organization and Qualification. MDCPIII is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. MDSE is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. SAF is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana. Merger Sub was organized solely for the purpose of facilitating the Transactions and has not engaged in any business since it was incorporated which is not in connection with the Merger and this Agreement.

Section 4.2 Authority; Execution and Delivery. Each of the Purchasers and Merger Sub have all requisite power and authority to enter into this Agreement and, subject to the Purchaser Required Statutory Approvals (as defined in Section 4.5 hereof), to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this

Agreement, the performance of this obligations hereunder and the consummation of the authorized by all required corporate, partnership or limited liability company action on the part of the Purchasers and Merger Sub and no other corporate proceedings on the part of the Purchasers or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of the Purchasers and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, constitutes the valid and binding obligation of the Purchasers and Merger Sub, enforceable against the Purchasers and Merger Sub in accordance with its terms, except as would be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of any court before which any proceeding therefor may be brought.

Section 4.3 Capital Structure. The authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock, of which 100 shares are validly issued and outstanding, fully paid and nonassessable, and free of preemptive rights and are owned by MDCPIII free and clear of all liens, claims and encumbrances.

Section 4.4 Non-Contravention. The execution and delivery of this Agreement by the Purchasers and Merger Sub do not, and the consummation of the transactions contemplated hereby will not (subject, in the cases of items (b) and (c) below, to the Purchasers and/or Merger Sub obtaining the Purchaser Required Statutory Approvals), result in any violation by the Purchasers or Merger Sub or any of their Subsidiaries under any provisions of or result in termination, cancellation or modification of, or constitute a default under:

(a) such Purchaser’s Purchaser Organizational Documents and the Merger Sub Organizational Documents, as appropriate;

(b) any statute, law, ordinance, rule, regulation, judgment, decree, order or injunction of any Governmental Authority applicable to the Purchasers and Merger Sub or any of their respective properties or assets;

(c) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement to which the Purchasers, Merger Sub or any of their Subsidiaries is now a party or by which it or any of its properties or assets may be bound or affected;

excluding from the foregoing clauses (b) and (c) such violations, accelerations, terminations, modifications or defaults as would not, in the aggregate, have a Purchaser Material Adverse Effect.

Section 4.5 Statutory Approvals. Except for (i) filings of a pre-merger notification report form under the HSR Act, (ii) the filing of the Certificate of Merger with the Secretary of State of Louisiana with respect to the Merger as provided in the LBCL, and (iii) such filings, permits and/or licenses to be made or obtained under any applicable law governing the sale of alcoholic beverages, no declaration, filing or registration with, or notice to or authorization, consent, permit or approval of, any Governmental Authority is necessary on the part of the

Purchasers or Merger Sub for the execution and delivery of this Agreement by the Purchasers and Merger Sub or the consummation by the Purchasers and Merger Sub of the transactions contemplated hereby, the failure to obtain, make or give which would have a Purchaser Material Adverse Effect (the “Purchaser Required Statutory Approvals”). References in this Agreement to “obtaining” such Purchaser Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notice; obtaining such authorizations, consents, permits or approvals; and having such waiting periods expire as are necessary to avoid a violation of law.

Section 4.6 Available Funds. Attached as Exhibits C, G and H hereto are true, correct and complete copies of the Senior Debt Funding Letter, the Preferred Stock Commitment Letter and the Subordinated Debt Highly Confident Letter, respectively. Assuming satisfaction of the conditions to the Financings and the Merger Agreement, the Purchasers do not have any actual knowledge that the Financings cannot be completed. The Purchasers shall have a sufficient amount of cash available on the Closing Date to satisfy their pro rata obligations to pay the amounts required to be paid by Section 2.2 hereof for their portion of the New Purchase Shares.

Section 4.7 Brokers and Finders. None of the Purchasers or Merger Sub or any of their respective officers, directors or employees has employed any investment banker, broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement for which the Company has or could have any liability.

Section 4.8 Purchasers’ Investment Representations. As a material inducement to the Company to enter into this Agreement and sell the New Purchase Shares under this Agreement, each Purchaser hereby represents that: (i) it is acquiring the New Purchase Shares being purchased hereunder for its own account with the present intention of holding such securities for purposes of investment, and that it has no intention of selling such securities in a public distribution in violation of the federal securities laws or any applicable state securities laws; provided that nothing contained herein shall prevent such Purchaser and subsequent holders of the New Purchase Shares from transferring such securities in compliance with the provisions of the Shareholders Agreement; (ii) such Purchaser is (x) an “accredited investor” as defined in Rule 501 (a) under the Securities Act of 1933, as amended (the “Securities Act”) and (y) has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of such Purchaser’s investments in the New Purchase Shares and is able to bear the economic risk of such investment for an indefinite period of time; (iii) such Purchaser understands that the New Purchase Shares to be purchased by it hereunder have not been registered under the Securities Act on the basis that the Transactions are exempt from the registration provisions thereof and that the Company’s reliance on such exemption is predicated in part upon the representations of the Purchaser set forth herein. Each certificate or instrument representing New Purchase Shares shall be imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON                     , 1999, AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS. THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE

CONDITIONS SPECIFIED IN THE SHAREHOLDERS AGREEMENT DATED AS OF                                 , 1999, AND AS AMENDED AND MODIFIED FROM TIME TO TIME, BETWEEN THE ISSUER (THE “COMPANY”) AND CERTAIN INVESTORS, AND THE COMPANY RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITIES UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO SUCH TRANSFER. A COPY OF SUCH CONDITIONS WILL BE FURNISHED BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.”

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company disclosure schedule attached hereto (the “Company Disclosure Schedule”), the Company represents and warrants to the Purchasers as follows:

Section 5.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing, under the laws of the State of Louisiana, and each of the Company’s Subsidiaries is a corporation or limited partnership incorporated or formed, validly existing and in good standing, under the laws of its jurisdiction of incorporation or formation. Each of the Company and its Subsidiaries has all requisite corporate power and authority, and is duly authorized by all necessary regulatory approvals and orders, to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary, other than such failure which, individually or in the aggregate, would not have a Company Material Adverse Effect. The copies of the certificate or articles of incorporation and bylaws of the Company and of each Subsidiary thereof, as heretofore made available to Purchaser, are correct and complete in all material respects.

Section 5.2 Subsidiaries.

(a) Schedule 5.2 of the Company Disclosure Schedule identifies each Subsidiary of the Company and sets forth, for each such Subsidiary, its ownership, states of organization and the other jurisdictions in which it is qualified to do business. All of the issued and outstanding shares of capital stock or other equity interests of each Subsidiary of the Company are (i) validly issued, fully paid, and, in the case of each Subsidiary that is a corporation, nonassessable, and (ii) owned directly or indirectly by the Company free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever. There are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any such Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or other equity interests or obligating it to grant, extend or enter into any such agreement or commitment.

(b) Except as described in Schedule 5.2 of the Company Disclosure Schedule, the Company does not (i) own, beneficially or of record, any shares of any other corporation or entity or any interests in any partnership or limited liability companies or (ii) participate in any manner in any joint ventures, corporate alliance agreements or corporate partnering agreements.

Section 5.3 Capitalization.

(a) As of the date hereof, the authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock.

(b) As of the date of this Agreement, 4,472,842 shares of Company Common Stock were issued and outstanding. As of the date of this Agreement, 1,000 shares of Company Common Stock were held by the Company in its treasury and no shares were owned by any of the Company’s Subsidiaries.

(c) All of the issued and outstanding shares of the capital stock of the Company are validly issued, fully paid, nonassessable and free of preemptive rights, and were not issued in violation of any preemptive rights or any applicable law.

(d) As of the date of this Agreement, (i) 445,800 shares of Company Common Stock were reserved for issuance pursuant to outstanding options as described in Schedule 5.3 of the Company Disclosure Schedule, and (ii) 540,000 shares of Company Common Stock were reserved for issuance under the Company’s stock option plan as described in Schedule 5.3 of the Company Disclosure Schedule.

(e) Except as described in Schedule 5.3 of the Company Disclosure Schedule, there are no outstanding subscriptions, options, calls, contracts, voting trusts, shareholders agreement, preemptive rights, proxies or other understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of the Company or obligating the Company to grant, extend or enter into any such agreement or commitment.

(f) Except as described in Schedule 5.3 of the Company Disclosure Schedule, no phantom stock, stock appreciation rights or other equity-like securities of the Company exist.

Section 5.4 Authority; Non-Contravention; Statutory Approvals; Compliance.

(a) Authority.

(i) The Board of Directors, including a majority of the independent directors of the Company who will not be holders of Continuing Shares or Affiliates of holders of Continuing Shares after the Effective Time, and the shareholders of the Company have taken appropriate action to approve this Agreement, the Transactions, and each of the other matters required to be approved by the Board of Directors of the Company and the shareholders of the Company, respectively, to consummate the Transactions. At least 99.6% of the voting power of the Shares shall have approved this Agreement, the Merger, the Articles of

Amendment and the transactions contemplated hereby, each as required by the LBCL and the Company’s Articles of Incorporation and Bylaws.

(ii) The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company.

(iii) This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Purchaser and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as would be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of any court before which any proceeding therefor may be brought.

(b) Non-Contravention. The execution and delivery of this Agreement by the Company do not, and the consummation of the transactions contemplated hereby and thereby will not, (subject, in the cases of items (ii) and (iii) below, to the Company obtaining the Company Required Statutory Approvals and Company Required Consents, respectively) result in any violation by the Company or any of its Subsidiaries under any provisions of or result in acceleration, termination, cancellation or modification of, or constitute a default under:

(i) the certificate or articles of incorporation, bylaws or similar governing documents of the Company or any of its Subsidiaries;

(ii) any statute, law, ordinance, rule, regulation, judgment, decree, order or injunction of any Governmental Authority applicable to the Company or any of its Subsidiaries or any of their respective properties or assets;

(iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which the Company or any of its Subsidiaries is now a party or by which it or any of its properties or assets may be bound or affected;

excluding from the foregoing clauses (ii) and (iii) such violations, accelerations, terminations, modifications or defaults as would not, in the aggregate, have a Company Material Adverse Effect.

(c) Statutory Approvals. Except for (i) filings by the Company of a pre-merger notification report form under the HSR Act, (ii) the filing of the Certificate of Merger with the Secretary of State of Louisiana with respect to the Merger as provided in the LBCL and appropriate documents with the relevant authorities in other states in which the Company is qualified to do business, (iii) such filings, permits and/or licenses to be made or obtained under applicable law governing the sale of alcoholic beverages as specified in Schedule 5.4 to the Company Disclosure Schedules, and (iv) other approvals of Governmental Authorities listed on Schedule 5.4 to the

Company Disclosure Schedule (collectively, the “Company Required Statutory Approvals”), no declaration, filing or registration with, or notice to or authorization, consent, permit or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, the failure to obtain, make or give which would have a Company Material Adverse Effect. Schedule 5.4 of the Company Disclosure Schedule lists all of the Company Required Statutory Approvals and Company Required Consents. References in this Agreement to “obtaining” such Company Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notice; obtaining such consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law.

(d) Compliance.

(i) Except as disclosed in Schedule 5.4 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is in violation of, or has been given notice or been charged with any violation of, any law, order, regulation, ordinance or judgment of any Governmental Authority, except for violations that would not have a Company Material Adverse Effect. The expired licenses and permits of the Company and its Subsidiaries will not, in the aggregate, have a Material Adverse Effect.

(ii) Schedule 5.4 of the Company Disclosure Schedule sets forth all permits, licenses (including liquor licenses) and franchises from Governmental Authorities necessary to conduct their respective businesses as currently conducted, except those the failure to obtain which would not have a Company Material Adverse Effect. No violations exist or, to the knowledge of the Company, have been reported in respect of such permits, licenses and franchises, and no past violations have a negative impact on current operations under such permits, licenses and franchises, except those violations which would not have a Company Material Adverse Effect.

Section 5.5 Financial Statements. The consolidated financial statements of the Company (the “Company Financial Statements”) present fairly the financial position of the Company and its Subsidiaries as of the dates thereof and the results of their respective operations for the periods then ended. Except as otherwise disclosed in the footnotes thereto, the audited Company Financial Statements for the three (3) fiscal year period ended December 27, 1998 have been prepared in accordance with GAAP. Except as otherwise disclosed therein, the unaudited Company Financial Statements for the fiscal period ended May 31, 1999, have been prepared in a manner consistent with the audited Company Financial Statements and in accordance with GAAP for interim financial information and include all interim financial information and include all adjustments (consisting of normal recurring accruals) that are necessary for a fair presentation, subject to annual year-end audit adjustments and the absence of related notes.

Section 5.6 Absence of Certain Events.

(a) Except as set forth in Schedule 5.6 of the Company Disclosure Schedule, from December 27, 1998 through the date hereof, the Company and each of its Subsidiaries has conducted its business only in the ordinary course of business consistent with past practice and there has not been:

(i) any declaration, setting aside or payment of any dividend (whether in cash, stock or property) with respect to any of the Company’s capital stock;

(ii) (A) any granting by the Company or any of its Subsidiaries to any executive officer of the Company or any of its Subsidiaries of any increase in compensation, except increases in compensation of five percent (5%) or less made in the ordinary course of business consistent with prior practice or as was required under an employment agreement in effect as of December 27, 1998, (B) any granting by the Company or any of its Subsidiaries to any such executive officer of any increase in severance or termination pay, except as was required under employment, severance or termination agreements in effect as of December 27, 1998, or (C) any entry by the Company or any of its Subsidiaries into any employment, severance or termination agreement with any such executive officer;

(iii) any damage, destruction or loss, whether or not covered by insurance, that would have a Company Material Adverse Effect;

(iv) any mortgage or pledge of any of its property, business or assets, tangible or intangible;

(v) any sale, transfer, lease or disposal of any of a material amount of its assets, except for transactions in the ordinary course of business, or cancellation or compromise of any material debt or claim (other than accounts receivable compromised in the ordinary course of business consistent with its prior practice), or waiver or release of any right, except for such rights the loss of which, in any one case or in the aggregate, would not have a Company Material Adverse Effect;

(vi) receipt of any notice or threat of termination of any contract, lease or other agreement which, in any case or in the aggregate, would have a Company Material Adverse Effect;

(vii) the issuance of any shares of capital stock or voting securities of the Company, any phantom stock, options or other rights to acquire from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (except pursuant to options and other rights outstanding on the date hereof in accordance with the terms of such agreements as of the date hereof);

(viii) any execution, modification, termination or breach of any material contract, including franchise agreements and real estate leases;

(ix) any execution or modification of any supply agreement which would obligate the Company to pay an amount in excess of One Hundred Thousand and No/100 Dollars ($100,000), in the aggregate;

(x) any change in any material source of supply;

(xi) the incurrence of any long-term indebtedness for borrowed money other than pursuant to the Company’s revolving line of credit;

(xii) the purchase or sale or any option for the purchase or sale of any real property;

(xiii) the opening or closing of any restaurant units; or

(xiv) any other fact or condition exists that would have a Company Material Adverse Effect.

(b) Schedule 5.6 of the Company Disclosure Schedule sets forth the aggregate capital expenditures made by the Company and its Subsidiaries, since December 28, 1998 and prior to May 31, 1999, for each of the following categories if the capital expenditures for such category exceeded $100,000: (i) each restaurant location, (ii) the home office of the Company located at 3321 Hessmer Avenue, Metairie, Louisiana, and (iii) management information systems.

(c) Except as set forth in Schedule 5.6 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any material liabilities or obligations (whether absolute, accrued, contingent or otherwise) except liabilities, obligations or contingencies (i) that are reflected or accrued or reserved against in the audited consolidated financial statements of the Company or reflected in the notes thereto for the year ended December 27, 1998, or (ii) that are reflected or accrued or reserved against in the unaudited consolidated financial statements for May 31, 1999 or (iii) that arise under the terms of existing contracts and leases where no default has occurred which have been entered into in the ordinary course of business and are disclosed on Schedule 5.6 or are not disclosed on Schedule 5.6 solely due to the dollar limitations set forth in this Section 5.6 or (iv) that were incurred after May 31,1999 in the ordinary course of business or that, in the aggregate, are not material to the Company.

Section 5.7 Real Property.

(a) Set forth in Schedule 5.7 of the Company Disclosure Schedule is a complete list of all real property that the Company or any of its Subsidiaries currently owns (collectively, the “Owned Real Property”), including the address of each such property. The Company (or such Subsidiary) has good and indefeasible title in fee simple to such Owned Real Property and to all components of all buildings, structures and other improvements thereon (“Improvements”). Except as otherwise provided in Schedule 5.7 of the Company Disclosure Schedule, with respect to each parcel of Owned Real Property, such parcel is (i) free and clear of any mortgages, liens, claims, charges, pledges, security interests or other encumbrances of any nature whatsoever except for Permitted Encumbrances (as defined herein); (ii) there are no leases, subleases, licenses, concessions or other written agreements granting to any person the right of use or occupancy of any portion of such parcel; and (iii) there are no outstanding actions or rights of first refusal to purchase such parcel (other than the right of the Purchaser), or any portion thereof. For the purposes of this Agreement, “Permitted Encumbrances” shall mean (i) mechanics, materialman’s and similar liens or encumbrances arising in the ordinary course of business for amounts which are not delinquent or which are not, individually or in the aggregate, material to the business of the Company or such Subsidiary, (ii) easements, restrictions and other encumbrances of record that do not materially adversely affect the occupancy or use by the Company or such Subsidiary of such Owned Real Property and Improvements, (iii) liens securing indebtedness reflected on the Company’s Financial Statements, or (iv) liens and encumbrances listed in Schedule 5.7 of the Company Disclosure Schedule.

(b) Schedule 5.7 of the Company Disclosure Schedule contains a complete and accurate list of all real property leases or subleases to which the Company or any of its Subsidiaries is a party (collectively, the “Leases”), including the address of each property (collectively, the “Leased Real Property”, and together with the Owned Real Property, collectively, the “Real Property”). Except as set forth in Schedule 5.7 of the Company Disclosure Schedule, the Company’s or Subsidiary’s interests in and to all Leases are free and clear of all mortgages, liens, pledges, security interests or other encumbrances. Except as otherwise provided on Schedule 5.7 of the Company Disclosure Schedule, with respect to each Lease listed on Schedule 5.7 of the Company Disclosure Schedule: (i) the Lease is legal, valid, binding, enforceable and in full force and effect; (ii) assuming any required landlord consent to the Transactions is obtained, the Lease will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (iii) neither the Company nor such Subsidiary nor any other party to the Lease is in breach or default, and to the knowledge of the Company, no event has occurred which, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under the Lease; (iv) no party to the Lease has repudiated any provision thereof; (v) there are no disputes, forbearance programs or, to the knowledge of the Company, oral agreements in effect as to the Lease; (vi) the Lease has not been modified in any respect, except to the extent that such modifications are disclosed by the documents delivered to Purchaser; and (vii) the Company (or such Subsidiary) has not conveyed, mortgaged, deeded in trust or encumbered any interest in the Lease. Except as set forth in Schedule 5.4 of the Company Disclosure Schedule, no consents to the Transactions contemplated by this Agreement are required in connection with such Leases. None of the Leases or amendments thereto which are indicated as “missing” in Schedule 5.7 of the Company Disclosure Schedule will have a Material Adverse Effect.

(c) The current use of the Real Property does not violate in any material respect any instrument of record or agreement affecting such Real Property. There is no violation in any material respect of any covenant, condition, restriction, easement, agreement of any Governmental Authority having jurisdiction over any of the Real Property that affects such Real Property or the use or occupancy thereof. The Real Property does not violate in any material respect any applicable building, zoning, subdivision and other land use and similar Laws affecting the Real Property (collectively, the “Real Property Laws”), and neither the Company nor any Subsidiary has received any notice of violation or claimed violation of any Real Property Law. To the knowledge of the Company, all Improvements located on any Real Property are in a state of good condition and repair (normal wear and tear excepted) and are suitable in all material respects for the operation of the Company’s business.

(d) There is no pending or, to the knowledge of the Company, threatened condemnation, eminent domain or similar proceeding with respect to, any real property owned by the Company or any Subsidiary or any Lease.

(e) All certificates of occupancy, permits, licenses, franchises, approvals and authorization (collectively, the “Real Property Permits”) of all Governmental Authorities having jurisdiction over the Real Property, required or appropriate to have been issued to the Company (or a Subsidiary) to enable the Real Property to be lawfully occupied and used by the Company (or such Subsidiary) for all of the material purposes for which it is currently occupied and used have been lawfully issued and are, as of the date hereof, in full force and effect, except where the failure to obtain a Real Property Permit would not materially and adversely affect the Company’s or such Subsidiary’s right or ability to so occupy and use the Real Property. Neither the Company nor any Subsidiary has received or been informed by a third party of the receipt by it of any notice from any Government Authority having jurisdiction over the Real Property threatening a suspension, revocation, modification or cancellation of any Real Property Permit and, to the best knowledge of the Company (or such Subsidiary), there is no basis for the issuance of any such notice or the taking of any such action.

(f) Schedule 5.7 of the Company Disclosure Schedule lists each parcel of Real Property which is or will be under construction as of the date hereof or anytime prior to the Closing (collectively, the “Construction Projects”) and, with respect to each Construction Project, provides the name of the contractor, the projected cost, the projected start date and the projected date of substantial completion.

Section 5.8 Company Equipment. The Company or its Subsidiaries have good and valid title to or leasehold interest in the equipment used in its business, except for liens and security interests securing indebtedness reflected in the Company’s financial statements or indebtedness incurred in the ordinary course of business and consistent with past practice. To the knowledge of the Company, taken as a whole, such equipment is in good and normal operating condition and repair (normal wear and tear excepted) and suitable in all material respects for the operation of the Company’s business as it is currently being conducted. Neither the Company nor any Subsidiary has received any notification from any governmental or regulatory authority within the last three years that the Company or such Subsidiary is in violation of any health, sanitation, fire, safety, zoning, building or other law, ordinance or regulation in respect of such equipment or operations, which violation has not been appropriately and completely resolved.

Section 5.9 Contracts and Commitments.

(a) Except for those described in Schedule 5.12 to the Company Disclosure Schedules, all contracts, agreements and commitments to which the Company or any Subsidiary is a party or is bound (and which provide for payment by the Company or any Subsidiary or receipt by the Company or any Subsidiary of more than $200,000 over the life of the contract, agreement or commitment or which are otherwise material to the Company and the Subsidiaries, taken as a whole) are set forth in Schedule 5.9 of the Company Disclosure Schedule.

(b) Neither the Company nor any Subsidiary is a party to or bound by any agreements, contracts or commitments which individually or when aggregated with all related agreements, contracts or commitments, provide for the grant of any preferential rights to purchase or lease any of the Company’s or any Subsidiary’s assets.

(c) The Company has delivered or made available to Purchaser and Merger Sub true and complete copies of each written agreement, contract or commitment set forth in Schedule 5.9 of the Company Disclosure Schedule, as well as true and accurate summaries of any oral agreement listed thereon.

(d) Except as set forth in Schedule 5.9 of the Company Disclosure Schedule, the enforceability of the agreements, contracts and commitments referred to in this Section 5.9 will not be affected in any respect by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(e) Except as set forth in Schedule 5.9 of the Company Disclosure Schedule, neither the Company nor any Subsidiary is a party to or bound by any outstanding agreements, arrangements or contracts with any of its officers, directors, employees, agents, consultants, advisors or sales representatives (or any affiliates of such persons) that (i) are cancelable by it only upon notice of longer than 30 days or with the imposition of a liability, penalty or premium, (ii) require non-cancelable payment by the Company or any Subsidiary of over $50,000, or (iii) provide for any bonus or other payment based on the sale of the Company or any portion thereof.

(f) Except as set forth in Schedule 5.9 of the Company Disclosure Schedule, neither the Company nor any Subsidiary is a party to or bound by any employment agreement, consulting agreement or any other agreement that contains any provision for severance or termination pay liabilities or obligations (including, without limitation, change of control or “golden parachute” provisions).

(g) Except as set forth in Schedule 5.9 of the Company Disclosure Schedule, neither the Company nor any Subsidiary is a party to or bound by:

(i) any material mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money by the Company or any Subsidiary;

(ii) any guaranty, direct or indirect, by the Company or any Subsidiary of any material obligation for borrowings or otherwise, excluding endorsements made for collection in the ordinary course of business;

(iii) any obligation to make payments, contingent or otherwise, of over $200,000 in the aggregate arising out of any prior acquisition of the business, assets or stock of other persons, other than with respect to acquisitions of food, beverages or supplies in the ordinary course of business;

(iv) any collective bargaining agreement with any labor union;

(v) any partnership, joint venture or similar agreement;

(vi) any consulting agreement or employment agreement;

(vii) any agreements relating to loans to officers, directors, employees or affiliates, other than advances in the ordinary course of business;

(viii) any powers of attorney;

(ix) any agreement or commitment with respect to the lending or investing of funds to or in other Persons other than normal depository agreements with banks or financial institutions;

(x) any lease or agreement under which it is lessee of or holds or operates any real or personal property, owned by any other party, except for any lease of personal property (or group thereof) under which the aggregate annual rental payments do not exceed $100,000;

(xi) any lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by it;

(xii) any contract or agreement concerning confidentiality or noncompetition which prohibits it from freely engaging in business anywhere in the world;

(xiii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance or other similar plan or arrangement for the benefit of its current or former directors, officers, or employees;

(xiv) any agreements with Visa, Mastercard, Discover Card, American Express, Diner’s Club or any other provider of credit card services to the Company or any of its Subsidiaries;

(xv) any franchise agreement or franchise option agreement;

(xvi) any license agreement involving Intellectual Property Rights; or

(xvii) any agreement (or group of related agreements) which is not cancelable by the Company or its Subsidiary on sixty (60) days notice or less without penalty and the performance of which is likely to involve payments in excess of $100,000 by the Company or any of its Subsidiaries.

(h) With respect to each contract and agreement listed in Schedule 5.9 of the Company Disclosure Schedule, except as set forth therein, (i) each of such contracts and agreements is valid, binding and in full force and effect and is enforceable by the Company (or its Subsidiary, as the case may be) in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws and judicial decisions of general applicability relating to or affecting creditors’ rights and to general principles of equity; (ii) there have been no cancellations or threatened cancellations thereof nor are there any outstanding disputes thereunder; and (iii) there, does not exist any default under, or any event or condition which with the giving of notice or passage of time or both would become a breach or default under, the terms of any such contract or agreement on the part of the Company or any Subsidiary or, to the knowledge of the Company, on the part of any other party thereto.

Section 5.10 Intellectual Property.

(a) Except as specifically excluded therein, Schedule 5.10 of the Company Disclosure Schedule sets forth a true and complete list of all Intellectual Property Rights owned by, filed for by, or issued or registered to, the Company and all material intellectual property license agreements to which the Company is a party, other than those relating to commercially available software with a license fee of less than $5,000. With respect to registered trademarks, service marks, copyrights or trade names, such list sets forth a list of all jurisdictions in which such trademarks, service marks, copyrights or trade names are registered or applied for and all registration and application numbers.

(b) (i) Except as specifically excluded in Schedule 5.10 of the Company Disclosure Schedule, the Company owns, or possesses adequate licenses or other valid rights to use, all United States and foreign patents, trademarks (registered or unregistered), trade names, service marks, copyrights and applications and registrations therefor, trade secrets, computer software and databases, internet domain names and other intellectual property and proprietary rights, whether or not subject to statutory registration or protection, that are material to the conduct of the business of the Company (the “Intellectual Property Rights”), (ii) as of the date of this Agreement, the validity, enforceability, use or ownership of the Intellectual Property Rights and the title or rights to use thereof of the Company are not being questioned in any litigation to which the Company is a party, to the knowledge of the Company no such litigation is threatened, and the Company is not aware of any facts that would lead it to believe that any of the Intellectual Property Rights are not valid and enforceable, (iii) as of the date of this Agreement, the Company has not received notice that it is a party to any litigation in connection with which a Person has alleged that the conduct of the business of the Company infringed or infringes any patents, trademarks, trade name, service marks or copyrights of others, or misappropriated or misappropriates any trade secrets of others, to the knowledge of the Company, no such litigation is threatened, and the Company is not aware of any facts that would create the likelihood that the Company will be named as a party to any such litigation, (iv) except as disclosed on Schedule 5.10 of the Company Disclosure Schedule, to the knowledge of the Company, (A) no Person is materially infringing upon or violating any of the Intellectual Property Rights and (B) no material claim is pending or threatened to that effect, and (v) all Intellectual Property Rights will be available for use by the Company immediately after the Closing on terms and conditions identical to those under which the Intellectual Property Rights are available to the Company immediately prior to the Closing.

Section 5.11 Litigation. Except as set forth on Schedule 5.11 of the Company Disclosure Schedule, there are no claims, suits, actions or proceedings pending or, to the knowledge of the Company, threatened, nor are there, to the knowledge of the Company, any investigations or reviews pending or threatened against, relating to or affecting the Company or any of its Subsidiaries or the business or any property thereof or judgments, decrees, injunctions, or orders of any court, governmental agency or authority or any arbitrator applicable to the Company or any of its Subsidiaries, that, individually or in the aggregate, would have a Company Material Adverse Effect. The Company is not subject to any continuing court or agency order, writ, injunction or decree applicable specifically to its business, operations or assets or its employees, which order, writ, injunction or decree would have a Company Material Adverse Effect.

Section 5.12 Employee Matters.

(a) Schedule 5.12 of the Company Disclosure Schedule sets forth a complete and correct list of all “employee benefit plans”, as defined in Section 3(3) of ERISA, maintained by the Company or to which the Company has any obligation or liability, contingent or otherwise; and all bonus or other incentive compensation, deferred compensation, salary continuation, disability, stock award, stock option, stock purchase, severance, parachute or other material employee benefit policies or arrangements which the Company maintains or to which the Company has any obligation or liability (contingent or otherwise) (collectively referred to as the “Company Benefit Plans”).

(b) None of the Company Benefit Plans is a Multiemployer Plan or a Multiple Employer Plan. The Company has no present liability due to a complete or partial withdrawal from a Multiemployer Plan or Multiple Employer Plan or due to the termination or reorganization of a Multiemployer Plan, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to the Company.

(c) None of the Company Benefit Plans is a Single Employer Plan and the Company has no outstanding liability under Section 4062 of ERISA to the Pension Benefit Guaranty Corporation, or to a trustee appointed under Section 4042 of ERISA or otherwise under Title IV of ERISA, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to the Company.

(d) Each Company Benefit Plan that is intended to qualify under Section 401(a) of the Code, and the trust maintained pursuant thereto, has been determined to be so qualified and exempt from taxation under Sections 401(a) and 501(a) of the Code, and nothing has occurred with respect to the operation of any such Company Benefit Plan that could reasonably be expected to adversely affect such qualification or tax-exempt status.

(e) All contributions (including all employer contributions and employee contributions) required to have been made by the Company under the Company Benefit Plans or by law to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension), and all contributions for any period ending on or before the Closing Date which become due (including any valid extension) will have been paid by the Closing Date.

(f) Except as set forth on Schedule 5.7 of the Company Disclosure Schedule, there has been no violation of ERISA or the Code with respect to the filing of applicable reports, documents or notices regarding the Company Benefit Plans with any governmental authority or the furnishing of required reports, documents or notices to the participants or beneficiaries of the Company Benefit Plans except for such violations as would not result in a Material Adverse Effect.

(g) True, correct and complete copies of the following documents, with respect to each of the Company Benefit Plans, have been made available to the Purchaser by the Company, if applicable: (i) all plans and related trust documents, and amendments thereto; (ii) the most recent Forms 5500; (iii) summary plan descriptions; and (iv) any written agreements, policies or practices.

(h) Except as set forth on Schedule 5.12 of the Company Disclosure Schedule, the Company Benefit Plans have been maintained and administered in all respects in accordance with their terms and applicable laws, which include but are not limited to all the provisions of ERISA and the Code, except for such violations as would not result in a Material Adverse Effect.

(i) There are no pending or, to the knowledge of the Company, threatened actions, claims or proceedings against or relating to any Company Benefit Plan, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Plans with respect to the operation of such plans (other than routine benefit claims).

(j) Neither the Company nor any “party in interest” or “disqualified person” with respect to the Company Benefit Plans has engaged in a “prohibited transaction”, as defined in Section 4975 of the Code or Section 406 of ERISA, or taken any action, or failed to take any action, which could reasonably result in any material liability under ERISA or the Code.

(k) Except as disclosed on Schedule 5.12 of the Company Disclosure Schedule, none of the Company Benefit Plans provide post-retirement medical or post-retirement life insurance benefits, except as required under Section 4980B of the Code.

Section 5.13 Collective Bargaining Agreements; Compensation; Employee Agreements.

(a) Neither the Company nor any Subsidiary has in effect any collective bargaining agreement and neither is currently engaged in any bargaining with any labor union.

(b) To the knowledge of the Company, no petition is on file with the National Labor Relations Board submitted by a labor union seeking to represent any of the employees of the Company or any Subsidiary and the Company is not aware of any attempts to organize the employees of the Company or any Subsidiary by any labor union.

(c) Schedule 5.13 of the Company Disclosure Schedule sets forth (i) a complete and accurate list showing the names, the rate of compensation and the portions thereof attributable to salary and bonuses, respectively, as well as the location of all officers of the Company and its Subsidiaries and of all employees of or consultants to the Company or any Subsidiary that received annual base salary and cash bonus totaling in excess of $50,000 for the fiscal year ended

December 27, 1998, and (ii) a list of all employment agreements to which the Company is a party that are currently in effect.

(d) There are no covenants, agreements or restrictions to which the Company or any Subsidiary is a party, including but not limited to employee noncompete agreements, prohibiting, limiting or in any way restricting any current employee listed in Schedule 5.13 of the Company Disclosure Schedule from engaging in any type of business activity in any location.

Section 5.14 Labor Matters.

(a) Except as set forth in Schedule 5.14 of the Company Disclosure Schedule, the Company and its Subsidiaries are presently in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, except for any noncompliance that in the aggregate would not have a Company Material Adverse Effect.

(b) Except as set forth in Schedule 5.14 of the Company Disclosure Schedule, there is no open and unresolved unfair labor practice charge or complaint against the Company or any Subsidiary for which the Company or any Subsidiary has received service of process or other appropriate notice or, to the knowledge of the Company, pending (without having been so served or noticed) or being considered or threatened before the National Labor Relations Board or any state agency responsible for the prevention of unlawful labor practices .

(c) There is no open and unresolved grievance or any open and unresolved arbitration proceeding arising out of or under collective bargaining agreements for which the Company or any Subsidiary has received service of process or other appropriate notice and, to the knowledge of the Company, no such grievance or arbitration proceeding is pending (without having been so served or noticed) or is being considered or threatened.

(d) Except as set forth on Schedule 5.14 of the Company Disclosure Schedule, there are no material charges with respect to or relating to the Company pending before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices.

(e) There is no labor strike, slowdown or work stoppage for which the Company or any Subsidiary has received service of process or other appropriate notice or, to the knowledge of the Company, pending (without having been so served or noticed) or threatened against the Company or any Subsidiary.

Section 5.15 Environmental Matters. Except as disclosed in Schedule 5.15 of the Company Disclosure Schedule and except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries has complied and is in compliance with all Environmental Laws and the terms and conditions of all Environmental Permits, (ii) there are no Environmental Claims pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, (iii) no Hazardous Materials have been released, discharged or disposed of or are present on any of the properties owned, operated or previously owned or operated by the Company or its Subsidiaries in any manner or quantity which would require investigation, assessment, monitoring, remediation or cleanup under Environmental Laws; and (iv) the Company and each of its Subsidiaries has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any substance, including without limitation any Hazardous Materials, in a manner that has given or would give rise to an Environmental Claim.

Section 5.16 Vote Required. The approval of the Agreement by the holders of at least a majority of the outstanding shares of Company Common Stock, which approval has been obtained, is the only vote of holders of any class or series of the capital stock of the Company required to approve this Agreement, the Transactions and the other transactions contemplated hereby.

Section 5.17 Insurance. The Company and each of its Subsidiaries is, and has been continuously since January 1, 1998, insured in such amounts and against such risks and losses (the related insurance policies hereinafter referred to as the “Insurance Policies”) as are (i) customary for companies conducting the respective businesses conducted by the Company and its Subsidiaries during such time period and (ii) sufficient for compliance with all requirements of law and of all material agreements with respect to the operation of the business of the Company. Neither the Company nor any of its Subsidiaries has received any notice of cancellation or termination with respect to any Insurance Policy. All Insurance Policies of the Company and its Subsidiaries are valid and enforceable policies.

Section 5.18 State Takeover Statutes; Absence of Supermajority Provision. The Company has taken all action to assure that no state takeover statute or similar statute or regulation shall apply to the Merger or any of the other transactions contemplated hereby. No shareholder action, other than action that has been effected, on the part of the Company is required for approval of the Merger, this Agreement and the transactions contemplated hereby. No provisions of the Company’s Articles of Incorporation or Bylaws or other governing instruments of its Subsidiaries or takeover defense mechanism of the Company would, directly or indirectly, restrict or impair the ability of Purchasers to vote, or otherwise to exercise the rights of a shareholder with respect to, securities of the Company and its Subsidiaries that may be acquired or controlled by Purchasers or permit any shareholder to acquire securities of the Company on a basis not available to Purchasers in the event that Purchasers were to acquire securities of the Company.

Section 5.19 Tax Matters.

(a) All Tax Returns required to be filed on or before the Closing Date by the Company or any Subsidiary have been or will be filed within the time prescribed by Law (including extensions of time approved by the appropriate taxing authority). The Tax Returns so filed are complete and correct and accurately set forth in all material respects the Tax liabilities of the. Company and its Subsidiaries and such Tax Returns accurately set forth in all material respects all items to the extent required to be reflected or included in such tax returns.

(b) The Company and its Subsidiaries have timely paid all Taxes due and payable.

(c) Except as set forth in Schedule 5.19 of the Company Disclosure Schedule, there is no action, suit, investigation, proceeding, audit or claim that has been served against or otherwise noticed to the Company or any Subsidiary, or, to the knowledge of the Company, pending or proposed against or with respect to the Company or any Subsidiary in respect of any Tax. There are no liens for Taxes upon any of the assets of the Company or any Subsidiary other than for Taxes not yet due and payable.

(d) The Company and its Subsidiaries have withheld and paid in all material respects all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, shareholder, auditor or other third party.

(e) Neither the Company nor any Subsidiary have waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which will be outstanding as of the Effective Time.

(f) There has never been a Tax sharing or allocation agreement in place between the Company or any Subsidiary or any other Person other than those, if any, with respect to which the applicable statute of limitations has run.

(g) Neither the Company nor any Subsidiary (A) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company) or (B) has any liability for the Taxes of any person (other than any of the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(h) Except as set forth on Schedule 5.19 of the Company Disclosure Schedule, neither the Company nor any Subsidiary is a party to any agreement, contract, arrangement, or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G(a) of the Code (or any similar provision of state, local or foreign law).

Section 5.20 Suppliers; Franchisees. Schedule 5.20 of the Company Disclosure Schedule lists (i) each of the three (3) largest suppliers of the Company, and (ii) each of the franchise agreements currently entered into by the Company. Except as set forth on Schedule 5.20 of the Company Disclosure Schedule, (a) to the knowledge of the Company, there has not been any material adverse change in the business relationship of the Company or any of its Subsidiaries with any of its material suppliers; (b) neither the Company nor any of its Subsidiaries is or has been notified that it is in breach or default under, and to the knowledge of the Company, no other party is in breach or default under, any franchise agreement between the Company or any of its Subsidiaries and any of their respective franchisees; and (c) to the knowledge of the Company, there has not been an adverse change in the business relationship of the Company or any of its Subsidiaries with any of its franchisees; and which in any such event specified in (a), (b) or (c) could, singly or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.

Section 5.21 Brokers and Finders. Neither the Company nor any of its respective officers, directors or employees has employed any broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement, except for fees and expenses payable to Deutsche Bank for investment banking and other advisory services. The foregoing representation does not apply to the closing fee payable to MDCP provided in Section 2.6, the monitoring fees payable to MDCP provided in Section 2.7 or fees payable solely in connection with the Financings.

Section 5.22 Insider Interests. Except as set forth in Schedule 5.22 of the Company Disclosure Schedule, no officer, director, or employee of the Company has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Company.

Section 5.23 Year 2000. Except as indicated in Schedule 5.23 of the Company Disclosure Schedule, all material computer software, firmware or hardware (whether special or general purpose or other similar or related items of automated, computerized or software systems) that are used in the business of the Company are capable of accurately processing, calculating, manipulating, storing and exchanging date/time data from, into, and between the twentieth and twenty-first centuries, including, without limitation, the years 1999 and 2000 and any leap year calculations.

Section 5.24 Owner Indemnification Agreements and Option Cancellation Agreements. Owners owning an aggregate of at least 99.6% of the outstanding shares of Company Common Stock have entered into an Owner Indemnification Agreement as of the date hereof. Each Optionholder who has executed an Owner Indemnification Agreement as of the date hereof has entered into an Option Cancellation Agreement as of the date hereof.

Section 5.25 Calculations on Purchase Price Certificate. As of the Effective Time, all of the calculations identified on the Purchase Price Certificate pursuant to Section 8.2 hereof (including, without limitation, the number of Shares which will be outstanding immediately prior to the Effective Time on a fully-diluted basis assuming the exercise of all Options, the Purchase Price, and the Per Share Amount) shall be true, accurate and complete in all respects.

Section 5.26 Disclosure. To the Company’s knowledge, all projections, estimates, financial plans or budgets previously delivered to or made available to Merger Sub or any Purchaser were based upon reasonable assumptions in light of all the facts and circumstances at the time made (with no duty to update) and were provided to the Company or such Purchaser in good faith.

ARTICLE VI

COVENANTS OF THE COMPANY

Except as contemplated by this Agreement, as set forth in Schedule 6 of the Company Disclosure Schedule or with the prior written consent of Merger Sub, which consent shall not be unreasonably withheld, the Company shall, and shall cause its Subsidiaries to, comply with the provisions of this Article VI after the date hereof and prior to the Effective Time or earlier termination of this Agreement.

Section 6.1 Ordinary Course of Business. The Company shall, and shall cause its Subsidiaries to, conduct their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use all commercially reasonable efforts to preserve their respective assets and business organizations, preserve relationships with customers, franchisees, suppliers, distributors and others having business dealings with them and, subject to prudent management of workforce needs and ongoing programs currently in force, keep available the services of their present officers and employees, in each case in the ordinary course of business consistent with past practice. The Company will not intentionally or willfully take any action which would cause any of the conditions to the Purchasers’ obligations set forth in Article VIII hereof to not be satisfied.

Section 6.2 Dividends. The Company shall not, nor shall it permit any of its Subsidiaries to:

(a) declare or pay any dividends or make other distributions in respect of any of their capital stock other than to the Company or its Subsidiaries, except for the normal quarterly dividend payable by the Company to its shareholders which may be declared and paid in October 1999 in an aggregate amount not to exceed $500,000 if the Closing has not occurred prior to such date;

(b) split, combine or reclassify any of their capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of their capital stock; or

(c) redeem, repurchase or otherwise acquire any shares of their capital stock;

Section 6.3 Issuance of Securities. The Company shall not, and shall not permit any of its Subsidiaries to, issue, agree to issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of their capital stock or any class or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares or convertible or exchangeable securities except for:

(a) the issuance of common stock or other securities by the Company pursuant to the plans and arrangements listed in Schedule 5.3 of the Company Disclosure Schedule, in each case in the ordinary course of the operation of such plans and arrangements in accordance with their current terms;

(b) shares issued in conversion, exchange or exercise of existing outstanding securities of the Company in connection with rights currently existing under such outstanding securities; or

(c) issuances by a wholly owned Subsidiary of its capital to the Company.

Notwithstanding any other provisions of this Section 6.3, the Company shall not issue, agree to issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of their capital stock or any class or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares or convertible or exchangeable securities, if after such issuance the Company shall have issued and outstanding Common Stock, on a fully diluted basis, that exceeds 4,918,642 shares immediately prior to the Effective Time.

Section 6.4 Charter Documents. The Company shall not amend or propose to amend its Articles of Incorporation or Bylaws.

Section 6.5 Capital Expenditures. Except as required by law and except for those expenditures described in Schedule 6 of the Company Disclosure Schedule, the Company shall not, nor shall it permit any of its Subsidiaries to, make any capital expenditures, except for normal extensions to or replacements of properties or in the ordinary course of business consistent with prior practice or the 1999 or 2000 budgets of the Company.

Section 6.6 No Dispositions. The Company shall not, nor shall it permit any of its Subsidiaries to, sell, lease, transfer, license, encumber or otherwise dispose of any assets that are material, except for normal extensions to or replacements or dispositions of properties in the ordinary course of business consistent with prior practice.

Section 6.7 Agreements.

(a) The Company shall not, nor shall it permit any of its Subsidiaries to, voluntarily incur any liabilities or obligations of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for liabilities or obligations incurred in the usual, regular and ordinary course of business in substantially the same manner as heretofore conducted.

(b) The Company shall not, nor shall it permit any of its Subsidiaries to, pay, discharge or satisfy any claim, encumbrance, liability or obligation (whether absolute, accrued, contingent or otherwise and whether due or to become due), other than the payment, discharge or satisfaction of liabilities and obligations in the usual, regular and ordinary course of business in substantially the same manner as heretofore conducted.

Section 6.8 Indebtedness. The Company shall not, nor shall it permit any of its Subsidiaries to, incur or guarantee any indebtedness (including any debt borrowed or guaranteed or otherwise assumed, including, without limitation, the issuance of debt securities), except for:

(i) short-term indebtedness or endorsements of checks or drafts in the ordinary course of business consistent with past practice; or

(ii) borrowings or letters of credit under the Company’s existing credit facilities in the ordinary course of business consistent with past practices or which would be consistent with the Company’s budget for it’s 1999 fiscal year.

Section 6.9 Compensation, Benefits. Except as may be required by applicable law or the existing provisions of any Company Benefit Plan, or as contemplated by this Agreement, the Company shall not, nor shall it permit any of its Subsidiaries to, (i) increase in any manner the rate or terms of compensation or benefits of any of its directors, officers or other employees, except as may be required under existing employment agreements or such increases as are granted in the ordinary course of business consistent with past practice, or (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required or permitted by any existing Plan or other agreement or arrangement to any such director, officer or employee, whether past or present, or (iii) enter into or amend any employment, bonus, severance or retirement contract or enter into, amend, or adopt any employee benefit plan.

Section 6.10 Collective Bargaining. The Company shall not, nor shall it permit any of its Subsidiaries to, enter into any collective bargaining or labor agreement.

Section 6.11 Loans and Advances. The Company shall not, nor shall it permit any of its Subsidiaries to, pay, loan or advance any amount to any of the officers or employees of the Company or any of its Subsidiaries except for the payment of salary and benefits and except for advances for travel and other normal business expenses in the ordinary course of business consistent with past practices.

Section 6.12 Accounting. The Company shall not, nor shall it permit any of its Subsidiaries to, make any material changes in its or their accounting methods, except as required by law, rule, regulation or GAAP.

Section 6.13 Agreements. The Company shall not, nor shall it permit any of its Subsidiaries to, enter into other material agreements, commitments or contracts, except agreements, commitments or contracts made in the ordinary course of business consistent with past practice.

Section 6.14 Insurance. The Company shall, and shall cause its Subsidiaries to, maintain with financially responsible insurance companies (or through self-insurance not inconsistent with such party’s past practice) insurance in such amounts and against such risks and losses as is currently maintained by the Company and its Subsidiaries.

Section 6.15 Permits. The Company shall use commercially reasonable best efforts to maintain in effect all existing material permits pursuant to which the Company operates.

Section 6.16 Actions. The Company shall not, nor shall it permit any of its Subsidiaries to, institute, settle or dismiss any action, claim, demand, lawsuit, proceeding, arbitration or grievance by or before any Governmental Entity threatened against, relating to or involving the Company in connection with any business, asset or property of the Company other than in the ordinary course of business consistent with past practices but not, in any case, in excess of $250,000 in the aggregate with respect to all such actions, claims, demands, lawsuits, proceedings, arbitrations or grievances.

Section 6.17 Maintenance of Assets. The Company shall not, nor shall it permit any of its Subsidiaries to, fail to maintain all its assets in good repair and condition, except (i) to the extent of wear or use in the ordinary course of business and consistent with past practice or (ii) damage by fire or other unavoidable casualty to assets which are not material to the Company or are covered by insurance.

Section 6.18 Split Dollar Life Insurance Arrangements. Each of the Owners identified on Schedule 6.18 to the Company Disclosure Schedule have pledged a portion of their shares of Company Common Stock to the Company to secure certain obligations to repay premiums that have been paid by the Company on certain life insurance policies for the benefit of such Owners or their descendants pursuant to certain agreements (the “Split-Dollar Arrangements”). At or prior to the Closing, the Company shall cause such Owners or the holders of such life insurance policies to (i) terminate such Split-Dollar Arrangements with the Company; (ii) release the Shares held by the Company as security for such Split-Dollar Arrangements and (iii) pay cash to the Company in the amount of the cumulative premiums previously paid by the Company on behalf of such Owner pursuant to such Split-Dollar Arrangements which have not been repaid to the Company prior to the Closing. The Company will provide the Purchasers and Merger Sub with a certificate of the Company together with supporting documentation at least three (3) business days prior to the Closing which will set forth, as of the Closing Date, (a) the outstanding aggregate amount of the cumulative premiums previously paid by the Company on behalf of the Owners with respect to Split-Dollar Arrangements and (b) the outstanding amount of cumulative premiums previously paid by the Company under each Owner’s Split-Dollar Arrangement which have not been repaid to the Company prior to the Closing, if any.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.1 Survival of Representations and Warranties.

(a) The representations and warranties set forth in Articles IV and V hereof shall survive until April 30, 2001; provided, however, that the representations and warranties of the Company as to (i) the number of Shares of Common Stock outstanding, on a fully-diluted basis, at Closing or contained in Section 5.3 (Capitalization) and Section 5.4 (a) (Authority) shall survive the Closing for the full contractual statute of limitations period as specified by Louisiana law, and (ii) contained in Section 5.19 (Tax Matters) shall survive the Closing for the period of the statute of limitation applicable to such matters plus 30 days.

(b) All covenants and agreements contained herein shall survive the Closing and remain in full force and effect until April 30, 2001, except for those covenants and agreements that by their terms are to be performed in whole or in part subsequent to the Closing, which shall survive the Closing in accordance with their terms.

(c) Following the Closing, and through the earlier of (i) the date such Escrow Funds have been exhausted or fully released or (ii) April 30, 2001, the sole and exclusive recourse and remedy of the Purchasers and the Surviving Corporation for any breach by the Company of any of its representations and warranties under this Agreement, or of any of the covenants or agreements to be performed or observed by the Company at or prior to the Closing pursuant to this Agreement, shall be limited to the Escrow Funds as permitted by Section 7.2 hereof. Thereafter, the Purchasers and the Surviving Corporation may have recourse against the Owners pursuant to the respective Owner Indemnification Agreements executed by the Owners, but only to the extent provided therein.

(d) Under no circumstances shall the Company or the Owners be liable to the Purchasers or Merger Sub for punitive damages, whether or not the Closing occurs.

(e) The provisions of subsection (c) shall not limit the recourse or remedy of the Purchasers for any breach that constitutes fraud.

Section 7.2 Claims Against the Escrow Funds.

(a) From and after the Closing, the Purchasers and the Surviving Corporation shall be entitled to assert in accordance with the Escrow Agreement claims against the Escrow Funds in respect of any liabilities, costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages and amounts paid in settlement, including simple interest at 4.5% from the later of the Closing Date or the date that any such liabilities, costs or expenses, judgments, fines, losses, claims, damages or amounts paid in settlement were incurred, of the Purchasers or the Surviving Corporation (collectively, “Damages”) arising from (i) any breach of any representation or warranty of the Company under this Agreement, (ii) the breach by the Company of any covenant, agreement or undertaking to be performed or observed by the Company at or prior to the Closing pursuant to this Agreement, (iii) that certain pending settlement between the Internal Revenue Service and the Company respecting certain allocations of purchase price paid by the Company as described in Schedule 5.11 to the Company Disclosure Schedule to the extent such Damages exceed $58,124, (iv) those certain pending lawsuits between (A) Daniel L. Earles and the Company, and (B) Clade Enterprises, Inc. and the Company, each as more fully described in Schedule 5.11 of the Company Disclosure Schedule, (v) any noncompliance by the Company prior to the Closing with any franchise disclosure and registration laws, or (vi) that certain administrative claim filed against the Company by Kentucky Labor Cabinet. When no more Escrow Funds are available to pay for claims for Damages asserted by the Purchasers or the Surviving Corporation, the Purchasers and the Surviving Corporation may seek indemnification for such Damages from the Owners but only in accordance with and to the extent provided in the respective Owner Indemnification Agreements executed by the Owners and subject to the limitations and restrictions contained in Sections 7.1 and this Section 7.2 (subject to the exceptions to such limitations and restrictions in this Section 7.2). Notwithstanding any provision to the contrary in this Agreement, in determining the right of the Purchasers or Surviving Corporation to payment of Damages under this Section 7.2(a) based on a breach of any representation or warranty of the Company and in determining the amount of any Damages in connection with such breach or misrepresentation, all qualifications as to materiality, Material Adverse Effect and knowledge shall be disregarded. For purposes of this Section 7.2(a), the term Damages shall also include the reasonable out-of-pocket costs incurred by the Company (including any fines and penalties) to bring the Company into compliance with applicable state franchise disclosure and registration laws with respect to the sales of the franchises listed on Annex 7.2 with respect to the following remedial actions which may be taken by the Surviving Corporation (the “Fully-Indemnifiable Franchise Damages”): (i) preparation of an updated uniform franchise offering circular; (ii) contact and cooperation by the Surviving Corporation with the state office regulating compliance with franchise laws and (iii) completion of all actions required by the applicable state agencies including the payment of any fees or penalties and making any additional disclosures to or obtaining any consents or other documentation from the applicable franchisees; provided that notwithstanding anything to the contrary in this Agreement, the Company shall pay for all such out-of-pocket costs incurred by the Company (including any fines and penalties) to bring the Company into compliance with applicable state franchise disclosure and registration laws with respect to the sales of the franchises listed on Annex 7.2 until the later of (x) the date that the Company has fully complied with such laws provided that the Company has been prior to that date diligently seeking to effect such remedial actions and (y) April 30, 2001.

(b) Notwithstanding anything herein to the contrary, no claims by the Purchasers or the Surviving Corporation shall be asserted pursuant to (i) Section 7.2(a)(i) hereof, (ii) Section 7.2(a)(ii) hereof (if such breach under Section 7.2(a)(ii) is unintentional on the part of the Company), or (iii) Section 7.2(a)(v) hereof (other than Fully-Indemnifiable Franchise Damages), unless and until the aggregate amount of Damages that would otherwise be payable under clauses(i), (ii) or (iii), collectively, exceeds One Million Dollars ($1,000,000) (the “Deductible Amount”), in which case the Purchasers or the Surviving Corporation shall be entitled to assert claims for only the Damages in excess of the Deductible Amount. In addition, in calculating the Deductible Amount or Damages hereunder, all Damages which total less than Fifteen Thousand Dollars ($15,000) for any single claim, or any group of related claims arising out of a common set of events, conditions, or circumstances, shall be excluded in their entirety and the Purchasers and the Surviving Corporation in any event shall have no recourse for such Damages against the Escrow Funds or the Owners. Notwithstanding the foregoing, Damages arising from Fully-Indemnifiable Franchise Damages and Damages arising from breaches of representations, warranties or covenants by the Company with respect to (i) the determination of the Purchase Price, the Purchase Price Reductions or any portion thereof, (ii) the number of shares of Common Stock outstanding on a fully-diluted basis at Closing, (iii) Section 5.3 (Capitalization); and (iv) the Company’s federally registered service marks: RUTH’S CHRIS STEAK HOUSE=U.S. PRIME ONLY and design (subject to pending amendment to delete the word “only”), and HOME OF SERIOUS STEAKS and design shall be excluded from the application of the foregoing provisions of this Subsection (b), including excluded from the determination of whether the Deductible Amount has been reached with respect to any such Damages.

(c) Notwithstanding anything herein to the contrary, the maximum aggregate liability under this Section 7.2 shall not exceed $15.6 million, and the Purchasers and the Surviving Corporation shall not be entitled cumulatively over time to recover or collect from the Escrow Fund sand the Owners for Damages in excess of $15.6 million; provided, however, no such limitation shall apply to Damages resulting from any breach by the Company of its representation or warranty regarding the number of shares of Common Stock outstanding, on a fully-diluted basis, at Closing or contained in Section 5.3 (Capitalization) and such Damages shall not be considered in determining whether the total amount of all Damages have exceeded the maximum aggregate liability under this Section 7.2(c).

(d) Notwithstanding anything herein to the contrary, the Purchasers and the Surviving Corporation shall not be entitled to assert claims against the Escrow Funds or the Owners for any Damages arising from any matter of which the Purchasers had knowledge at or prior to Closing, by reason of the Company having delivered written notice thereto, either in a supplemented disclosure schedule or an officer’s certificate, at or prior to Closing, if the conditions to the Purchasers’ obligation set forth in Article VIII fail to be satisfied at Closing by reason of the matters disclosed in such supplemented disclosure schedule or officer’s certificate and the Purchasers waive their right not to close, to the extent such supplemented disclosure schedule or officer’s certificate actually places the Purchasers on notice of the extent of the likely loss with respect to thereto, unless the Company made a knowing misrepresentation with respect to such matter on the date of this Agreement.

(e) Any calculation of Damages for purposes of this Section 7.2 shall be (i) net of any insurance recovery received by the Purchasers or the Surviving Corporation, as appropriate, after taking into account any increase to insurance premiums directly resulting from the claims giving rise to such Damages and (ii) reduced to take account of any net Tax benefit currently realized by the Purchasers or the Surviving Corporation, as appropriate, arising from the deductibility of any such Damages or Tax. Any indemnification payment hereunder shall initially be made without regard to this paragraph and shall be reduced to reflect any such net Tax benefit only after the Purchasers or the Surviving Corporation, as appropriate, have actually realized such benefit. For purposes of this Agreement, the Purchasers or the Surviving Corporation, as appropriate, shall be deemed to have “actually realized” a net Tax benefit to the extent that, and at such time as, the amount of Taxes payable by the Purchaser or the Surviving Corporation, as appropriate, is reduced below the amount of Taxes that it would have been required to pay but for deductibility of such Damages. The amount of any reduction hereunder shall be adjusted to reflect any final determination (which shall include the execution of Form 870-AD or successor form) with respect to the Purchasers’ or the Surviving Corporation’s, as appropriate, liability for Taxes. Any payment in respect of Damages under this Section 7.2 shall be treated as an adjustment to the purchase price for Tax purposes, unless a final determination (which shall include the execution of a Form 870-AD or successor form) with respect to the Purchasers or the Surviving Corporation, as appropriate, causes any such payment not to be treated as an adjustment to the purchase price for U.S. Federal Income Tax purposes.

(f) No action, claim or setoff for Damages under this Section 7.2 or against any of the Owners under the Owner Indemnification Agreements shall be brought or made:

(i) with respect to claims for Damages resulting from a breach of any covenant or agreement contained in this Agreement after the date on which such covenant or agreement shall terminate pursuant to Section 7.1(b) hereof;

(ii) with respect to claims for Damages resulting from a breach of any representation or warranty, after the date on which such representation or warranty shall terminate pursuant to Section 7.1(a) hereof; and

(iii) with respect to claims for Damages arising from clause (v) of Section 7.2(a) after April 30,2001 except as provided in Section 7.2(a) with respect to the Fully-Indemnifiable Franchise Damages;

provided, however, that any claim made with reasonable specificity by the Purchasers within the time periods set forth above shall survive until it is finally and fully resolved.

(g) After the Closing, the Committee (as defined in Section 7.17(a)) shall have the right to control on behalf of the Owners and the Surviving Corporation the defense and settlement of the matters set forth in clauses (iii) and (iv) of Section 7.2(a). Upon receipt by any of the Purchasers or the Surviving Corporation of notice of any other action, suit, proceedings, claim, demand or assessment against it which might give rise to a claim for Damages, such Purchaser or the Surviving Corporation, as the case may be, shall give written notice thereof to the Committee (as defined in Section 7.17(a)) indicating the nature of such claim and the basis therefor; provided, however, that failure to give such notice shall not affect the rights provided hereunder except to the extent the Owners shall have been actually prejudiced as a result of such failure. The Committee shall have the right, at their option, to assume the defense of, at their own expense and by their own counsel, any such matter as to which the Committee shall have acknowledged the right of the Surviving Corporation or such Purchaser to payment out of the Escrow Funds for such Damages and at least 50% of any Damages reasonably estimated to be incurred by the Surviving Corporation or such Purchaser would be available to the Surviving Corporation or such Purchaser, as appropriate, from the Escrow Funds, except an action seeking primarily non-monetary remedies against the Surviving Corporation or a Purchaser or a criminal proceeding, action, indictment or investigation against the Surviving Corporation or a Purchaser. If the Committee shall undertake to compromise or defend any such asserted liability, they shall promptly notify the Surviving Corporation or Purchasers, as the case may be, of their intention to do so, and the Purchasers or the Surviving Corporation agree to cooperate fully with the Committee and their counsel in the compromise of, or defense against, any such asserted liability; provided, however, that the Committee shall not settle any such asserted liability without the written consent of the affected Purchaser or the Surviving Corporation, as the case may be (which consent will not be unreasonably withheld or delayed); provided further, however, that the immediately preceding proviso shall not apply in the case of relief consisting solely of money damages if the Committee agrees that all of such damages are payable out of the Escrow Funds or by the Owners. Notwithstanding an election to assume the defense of such matter, such Purchaser or the Surviving Corporation, as the case may be, shall have the right to employ separate counsel and to participate in the defense of such matter, and the reasonable fees, costs and expenses of such separate counsel shall be payable out of the Escrow Funds, if the matter is part of an action, suit or proceeding to which any Owner is also a party and if (A) the Committee shall not have employed counsel reasonably satisfactory to such Purchaser or the Surviving Corporation, as the case may be, to represent such Purchaser or the Surviving Corporation, as the case may be, within a reasonable time after notice of the institution of such matter, (B) the Committee shall have authorized such Purchaser or the Surviving Corporation, as the case may be, to employ separate counsel at the Owners’ expense, or (C) if a conflict of interest between the Purchasers or the Surviving Corporation, as the case may be, and the Owners is reasonably likely to exist upon the written advice of counsel. In any event, such Purchaser or the Surviving Corporation, as the case may be, shall have the right at its own expense to participate in the defense of such asserted liability. In no event shall the Purchasers or the Surviving Corporation settle any such matter for which any sums are recoverable from the Escrow Funds or by any Owners without the written consent of an Owners Representative, on behalf of the Committee (which consent will not be unreasonably withheld or delayed).

(h) All amounts recovered by the Purchaser for Damages under this Section 7.2 which also constitute Damages to the Surviving Corporation shall be paid to the Surviving Corporation.

Section 7.3 Representations and Warranties; Etc.

(a) The Purchasers hereby acknowledge and agree that the Company is not making any representations or warranty whatsoever, express or implied, including, without limitation, in respect of the Company or its assets, liabilities and business, except those representations and warranties of the Company explicitly set forth in this Agreement or in the Company Disclosure Schedule or in any certificate contemplated hereby and delivered by the Company in connection herewith.

(b) Except as set forth in Section 7.2 hereof and except for the liabilities and obligations of the Owners arising under the Owner Indemnification Agreements executed by the Owners, each of the Purchasers and the Company agree that on and after the Closing Date none of the Company, the Owners, the Owners Representatives or any of the officers, directors, employees, Affiliates, representatives or agents of the Company (collectively, the “Selling Group” shall have any liability or responsibility (except in the case of fraud or intentional misstatements) to any Person, including, without limitation, the Purchasers, for (and each of them unconditionally releases the Selling Group from) any liability or obligation of, or arising out of, or relating to, the Company or the Purchasers of whatever kind or nature, whether contingent or absolute, whether arising prior to, on or after, and whether determined or indeterminable on, the Closing Date, and whether or not specifically referred to in this Agreement, including without limitation, liabilities and obligations(i) arising out of or due to any inaccuracy of any representation or warranty of the Company contained in this Agreement, the Company Disclosure Schedule or in any certificate contemplated hereby and delivered by the Company in connection herewith or the breach of any covenant, undertaking or other agreement of the Company to be performed or observed by the Company at or prior to the Closing pursuant to this Agreement and (ii) relating to any information (whether written or oral), documents or materials furnished by the Company or any of its Affiliates or any of their respective representatives, including the Confidential Descriptive Memorandum prepared by Deutsche Bank and any information, documents or materials made available to the Purchasers in certain “data rooms”, management presentations or any other form in expectation of the transactions contemplated by this Agreement. The foregoing provisions of this subsection (b) are not intended to limit the liability or obligation of any member of the Selling Group arising under a contract with the Purchasers or the Surviving Corporation that is separate and apart from this Agreement, including the Shareholders Agreement, the Registration Agreement, the Hyde Employment

Agreement and the Fertel Employment Agreement, or any agreement relating to a franchised restaurant.

Section 7.4 Cooperation; Notification. After the date hereof and prior to the Effective Time or earlier termination of this Agreement, Purchasers shall, and shall cause their Subsidiaries to, and the Company shall, and shall cause its Subsidiaries to:

(a) promptly notify the other party of any significant changes in its business, properties, assets, condition (financial or otherwise), prospects or results of operations, or any material variances in the representations and warranties of such party set forth in this Agreement;

(b) advise the other party of any change or event that has had or, to the knowledge of such party, would have a Purchaser Material Adverse Effect, a Merger Sub Material Adverse Effect or a Company Material Adverse Effect; and

(c) consult with each other prior to making any filings with any state or federal court, administrative agency, commission or other Governmental Authority in connection with this Agreement and the transactions contemplated hereby, and promptly after each such filing provide the other with a copy thereof.

Section 7.5 Consents and Approvals.

(a) Each of the parties hereto shall use its reasonable efforts to (i) obtain as promptly as practicable all consents, authorizations, approvals and waivers required in connection with the consummation of the transactions contemplated by this Agreement under any federal, state, local or foreign law or regulation, (ii) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties hereto to consummate the transactions contemplated hereby and (iii) effect all necessary registrations and filings including, but not limited to, filings under the HSR Act and submissions of information requested by any Governmental Entity. The parties hereto further covenant and agree, with respect to any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby, to respectively use their reasonable efforts to prevent the entry, enactment or promulgation thereof, as the case may be;

(b) Each party hereto shall promptly inform the other of any material communication from the Federal Trade Commission (“FTC”), the Department of Justice (“DOJ”) or any other Governmental Entity regarding any of the transactions contemplated hereby. If any party hereto or any Affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to the transactions contemplated hereby, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. Each of the Purchasers and the Company shall, and shall cause its Subsidiaries to, use all commercially reasonable efforts to obtain all third-party consents necessary to consummate the Merger, and specifically regarding the Leases, each of the Purchasers and the Company agree to use commercially reasonable best efforts to obtain prior to the Closing all consents and landlord approvals necessary, in the reasonable determination of the Purchasers, to consummate the transactions contemplated hereby.

(c) All consents shall be in writing and in form and substance reasonably satisfactory to the Purchasers. Each party shall promptly notify the other party of any failure or prospective failure to obtain any such consents and, if requested by the other party, shall provide to the other party copies of all such consents, as the case may be, obtained by such party.

Section 7.6 Access to Information.

(a) Upon reasonable notice, the Company shall, and shall cause its Subsidiaries to, afford to the officers, directors, accountants, counsel, investment bankers, financial advisors, consultants and other representatives of the Purchasers (collectively, the “Purchaser Personnel”) reasonable access, during normal business hours throughout the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records, including, but not limited to, Tax Returns, but excluding any information concerning the private auction, bids from interested buyers and deliberations preceding and in connection with the execution of this Agreement, and, during such period, the Company shall, and shall cause its Subsidiaries to, furnish promptly to the Purchaser Personnel all information concerning itself, its Subsidiaries, directors, officers and shareholders and such matters as may be reasonably requested by the Purchasers in connection with any filings, applications or approvals required or contemplated by this Agreement. All such information and access shall be subject to the terms and conditions of the letter agreement dated as of December 15, 1998, among the Purchasers and Company (the “Confidentiality Agreement”).

(b) In the event that any of the Purchaser Personnel desires to formally inspect any of the Company’s restaurants, such Purchaser Personnel shall provide reasonable prior notice (which may be oral) to the Company of such desire and shall reasonably cooperate with the Company in making such inspections and tours so as to minimize the disruptive effect thereof on the operations of the affected restaurants.

(c) The Purchaser Personnel shall not contact or hold discussions with customers, suppliers or non-management employees of the Company without the prior written consent of the Company, which consent shall not be unreasonably withheld.

(d) The Company shall use reasonable efforts to obtain all other authorizations and consents necessary to consummate the Transactions contemplated by this Agreement and to meet all other conditions to the Purchasers’ obligations to consummate the Merger, unless otherwise specifically agreed to by the parties hereto.

Section 7.7 Regulatory Matters.

(a) HSR Filings. Each party hereto shall, in cooperation with the other, file or cause to be filed with the FTC and the DOJ any notifications required to be filed under the HSR Act, and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby. Each party hereto shall notify the other immediately upon receiving any request for additional information from either of such agencies with respect to such filings and shall respond promptly to any such requests.

(b) Other Regulatory Approvals.

(i) Each party hereto shall cooperate and use its commercially reasonable best efforts promptly to prepare and file all necessary notifications, submissions, permits, consents, approvals and authorizations of all Governmental Authorities and all other persons necessary or advisable to consummate the transactions contemplated by this Agreement, including, without limitation, the Company Required Statutory Approvals and the Purchaser Statutory Approvals.

(ii) Purchaser shall have the right to review and approve in advance all characterizations of the information relating to the Purchasers, on the one hand, and the Company shall have the right to review and approve in advance all characterizations of the information relating to the Company, on the other hand, in either case, which appear in any filing made in connection with the transactions contemplated by this Agreement or the Merger.

(iii) The Company and the Purchasers shall each consult with the other with respect to the obtaining of all such necessary or advisable permits, consents, approvals and authorizations of Governmental Authorities.

Section 7.8 Indemnification of Company Directors and Officers: Directors’ and Officers’ Insurance.

(a) The Company shall, and from and after the Effective Time, the Surviving Corporation shall, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of the Company or any of its Subsidiaries (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorneys’ fees and expenses), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of the Company or any of its Subsidiaries whether pertaining to any matter existing or occurring at or prior to the Effective Time or any acts or omissions occurring or existing at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time (“Indemnified Liabilities”), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case subject to the limitations, terms and conditions set forth in the Company’s Bylaws as in effect on the date hereof (unless otherwise limited by the applicable provisions of the LBCL); provided, however, that the procedure for indemnification (if not in conflict with the Company’s Bylaws, as in effect on the date hereof, or the LBCL) shall be set forth below. In addition to the foregoing right to indemnification, the Company and the Surviving Corporation, as the case may be, shall promptly pay all expenses upon receipt of evidence of the same in advance of the final disposition of any such action or proceeding to each

Indemnified Party subject to the limitations, terms and the conditions set forth in the Company’s current Bylaws as in effect on the date hereof (unless otherwise limited by the applicable provisions of the LBCL). In connection with the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Parties (whether arising before or after the Effective Time), (i) the Indemnified Parties may retain legal counsel satisfactory to them and reasonably satisfactory to the Company (or to them and reasonably satisfactory to the Surviving Corporation after the Effective Time) and the Company (or after the Effective Time, the Surviving Corporation) shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received, and (ii) the Company (or after the Effective Time, the Surviving Corporation) will use all commercially reasonable best efforts to assist in the vigorous defense of any such matter (but shall not be required to provide additional legal counsel), provided that neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent (which consent shall not unreasonably be withheld). Any Indemnified Party wishing to claim indemnification under this Section 7.8, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Company (or after the Effective Time, the Surviving Corporation) (provided that the failure so to notify shall relieve the Company or the Surviving Corporation, as the case may be, from any liability which it may have under this Section 7.8 to the extent such failure prejudices the Company or Surviving Corporation’s position with respect to such claims). The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties in which case such additional counsel as may be required (as shall be reasonably determined by the Indemnified Parties and the Company or the Surviving Corporation, as the case may be) may be retained by the Indemnified Parties at the cost and expense of the Company (or Surviving Corporation). The foregoing rights to indemnification and the foregoing rights to advances of expenses incurred in defense existing in favor of the Indemnified Parties with respect to matters occurring through the Effective Time, shall survive the Merger and shall continue in full force and effect for not less than three years from the Effective Time; provided, however, that all rights to indemnification in respect of any Indemnified Liabilities asserted or made within such period shall continue until the disposition of such Indemnified Liabilities. Furthermore, the provisions with respect to indemnification set forth in the Articles of Incorporation of the Surviving Corporation shall not be amended for a period of three (3) years following the Effective Time if such amendment would materially and adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors, officers, employees or agents of the Company in respect of actions or omissions occurring at or prior to the Effective Time. This agreement is intended to provide protection that is no greater than that afforded by the Company’s Bylaws, as in existence on the date hereof. The Company (and, after the Effective Time, the Surviving Corporation) shall pay all costs (including attorneys fees) incurred by any Indemnified Party in any lawsuit brought in good faith to enforce the provisions of this Section 7.8, or to enforce rights to indemnification under the Company’s (or Surviving Corporation’s, as the case may be) Articles of Incorporation or Bylaws or under applicable law.

(b) For a period of three (3) years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous in any material respect to the Indemnified Parties), with respect to matters arising before and omissions occurring or existing at or prior to the Effective Time including the transactions contemplated by this Agreement, with an aggregate limit of liability of not less than the coverage in effect as of the date hereof; provided, however, that the Surviving Corporation shall not be required to pay a premium therefor in excess of two times the annual premium currently in effect for the Company, but the Surviving Corporation shall purchase as much coverage as possible for such amount.

(c) The Surviving Corporation shall perform and discharge its obligations under this Section 7.8 and its indemnification obligations under the Surviving Corporation’s Articles of Incorporation and Bylaws and under applicable law.

(d) The provisions of this Section 7.8 are for the benefit of, and shall be enforceable by, each Indemnified Party, his heirs and his personal representatives as if such Indemnified Party were a party hereto and shall be binding on all successors and assigns of Merger Sub, the Company and the Surviving Corporation; provided, however, that neither Purchaser nor its affiliates shall bring any action against any Indemnified Parties on their own account for any breaches of the representations and warranties set forth in Article V hereof.

(e) Notwithstanding anything in this Agreement to the contrary, in no circumstance shall the Purchasers be obligated to contribute capital (or otherwise fund) to the Surviving Corporation’s indemnification obligations under this Section 7.8, it being the intent of the parties to look solely to the assets of the Surviving Corporation therefor.

(f) Notwithstanding anything in this Agreement to the contrary, no Indemnified Party shall be entitled to indemnification from the Surviving Corporation pursuant to this Section 7.8 for (i) any claim against the Escrow Funds or for indemnification made by the Surviving Corporation or the Purchasers under this Agreement or any Owner Indemnification Agreement against such Indemnified Party, or (ii) for any contribution claim brought against such Indemnified Party by any Owner with respect to any claim against the Escrow Funds or for indemnification made by the Surviving Corporation or the Purchasers against the Owner under this Agreement or any Owner Indemnification Agreement.

Section 7.9 Disclosure Schedule.

(a) On or prior to the date of this Agreement, the Company shall have delivered to Purchaser the Company Disclosure Schedule.

(b) The Company Disclosure Schedule when so delivered, shall constitute an integral part of this Agreement and each schedule therein shall modify or otherwise affect the corresponding representations and warranties of the Company herein and all of the other representations and warranties of the Company to which it is reasonably apparent that such disclosures apply. The Company, acting reasonably and in good faith, will supplement and/or amend the Company Disclosure Schedule to reflect changes in facts occurring after the date hereof which, if existing on the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Schedule. The Purchasers and Merger Sub shall be entitled to treat any such supplemental disclosures by the Company as a breach of the appropriate representation or warranty, whether or not the event or condition giving rise to such supplemental disclosure occurred on or prior to the date of this Agreement, unless such supplementation discloses only events or occurrences which do not adversely affect the Company and are not prohibited by Article VI of this Agreement.

(c) Any and all statements, representations, warranties or disclosures set forth in the Company Disclosure Schedule shall be deemed to have been made on and as of the date of this Agreement and, again, at the Closing.

Section 7.10 Public Announcements. Except as otherwise required by law or as part of any filings with any regulatory agencies, neither the Company nor the Purchasers or the Merger Sub shall (i) issue any press release or other public announcement with respect to the Transactions prior to the Closing without the express prior written consent of the other party or (ii) issue any press release disclosing the specific terms of the Transactions after the Closing without the express prior written approval of an Owners Representative on behalf of the Committee. Notwithstanding the foregoing, neither the Purchasers nor the Surviving Corporation shall be prohibited from providing any information to its or its Affiliates’ current or proposed investors or from permitting customary “tombstone” advertisements from being published.

Section 7.11 No Solicitations.

(a) The Company shall not, and shall cause its Subsidiaries not to, permit any of its representatives to, and shall use its best efforts to cause such persons not to, directly or indirectly, initiate, solicit or encourage, or take any action to facilitate the making of any inquiry, offer or proposal that constitutes or will lead to any Competing Acquisition Proposal with respect to the Company.

(b) The Company shall notify the Purchasers orally and in writing of any such inquiries, offers or Competing Acquisition Proposals (including, without limitation, the terms and conditions of any such proposal and the identity of the person making it) within one business day of the receipt thereof.

(c) The Company shall immediately cease and cause to be terminated all existing activities, discussions and negotiations, if any, with any other persons conducted heretofore with respect to any Competing Acquisition Proposal regarding the Company, and inform such other persons of its obligation in this Section 7.11.

Section 7.12 Expenses. Subject to Section 9.4, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

Section 7.13 Inventory. The Company agrees that, in aggregate, at least $2,500,000 in food, beverage and tobacco inventory (valued on a cost basis) will be part of the Company’s assets at the Closing and that, during the period between the date of this Agreement and the Closing, the Company will continue to replenish such inventory in good faith in accordance with the usual practices of the business of the Company. The Company agrees to allow the Purchasers and Merger Sub to take a physical inventory of the food, beverage and tobacco inventory within the week prior to the Closing Date (or at another time shortly before the Closing that is mutually acceptable to the parties); the Company may designate one or more representatives to take such physical inventory along with Purchasers’ and/or Merger Sub’s representative(s).

Section 7.14 Covenant to Satisfy Conditions.

(a) Each of the Purchasers, Merger Sub and the Company shall take all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on it with respect to this Agreement.

(b) Subject to the terms and conditions hereof, and taking into account the circumstances and giving due weight to the materiality of the matter involved or the action required, the Purchasers, Merger Sub and the Company shall each use their commercially reasonable best efforts to take or cause to be taken all actions, and to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to satisfy all conditions to the Merger and to consummate and make effective the Merger and the other transactions contemplated hereby, including fully cooperating with the other in obtaining the Company Required Statutory Approvals, the Purchaser Required Statutory Approvals and all other approvals and authorizations of any Governmental Authorities necessary or advisable to consummate the transactions contemplated hereby.

Section 7.15 Employee Benefit Matters. For the two-year period commencing on the Closing Date, the Purchaser shall provide the employees of the Company and their dependents with an employee benefit program that is equivalent, in the aggregate, to the benefits provided to such persons immediately prior to the Closing Date under the applicable terms of the Company Benefit Plans; provided, however, that for the twelve-month period commencing on the Closing Date, the Purchasers shall maintain and give effect to each employment severance policy of the Company that is in effect as of the date of this Agreement with respect to the employees of the Company that are employed by the Surviving Corporation after the Closing Date. Subject to the foregoing, the Purchasers may, upon obtaining the prior written consent of the President of the Surviving Corporation, amend or terminate any of the Company Benefit Plans after the Closing Date in accordance with their terms and applicable law.

Section 7.16 Recapitalization. The Company shall cooperate with any reasonable requests of the Purchasers related to the reporting of the Transactions as a recapitalization for financial reporting purposes including, without limitation, to assist Purchaser and its affiliates with any presentation to the Securities Exchange Commission (“SEC”) with regard to such reporting and to include appropriate disclosure with regard to such reporting in all filings with the SEC.

Section 7.17 Owners Representatives.

(a) In order to administer efficiently the defense and/or settlement of any claims against the Escrow Funds by the Purchasers pursuant to Section 7.2 hereof, the committee of Shareholders identified on Exhibit F attached hereto (each such Shareholder, an “Owners

Representative” and collectively the “Owners Representatives” or the “Committee”) shall act as the representative of the Shareholders and Optionholders (collectively, the “Owners”).

(b) The Owners, pursuant to a mutually acceptable agreement which is in form and substance reasonably satisfactory to the Purchasers, will authorize the Committee (i) to take all action necessary in connection with the defense and/or settlement of any claims against the Escrow Funds by the Purchasers or the Surviving Corporation pursuant to Section 7.2 hereof, (ii) to give and receive after the Closing all notices required to be given and take all action required or permitted to be taken under this Agreement and the Escrow Agreement (the “Other Agreements”), and (iii) to take any and all additional action after the Closing as contemplated to be taken by or on behalf of the Owners by the terms of this Agreement and the Other Agreements.

(c) The Purchasers and the Surviving Corporation shall be able to rely conclusively on the actions, instructions and decisions of the Committee or an Owners Representative on behalf of the Committee as to the defense or settlement of any claims for indemnification by the Purchasers and the Surviving Corporation pursuant to Section 7.2 hereof or any other actions required to be taken by the Committee hereunder or under the Other Agreements.

(d) None of the Purchasers or the Surviving Corporation shall be liable to any Owner for any losses or other damages resulting from the Purchasers’ or the Surviving Corporation’s reliance on the actions, instructions and decisions of the Committee.

Section 7.18 Landlord Waivers and Estoppels. The Company and each of its Subsidiaries shall use its reasonable best efforts to obtain an estoppel letter and landlord lien waiver from the landlord, lessor or sublessor (the “Landlord”) for each Leased Real Property and each other Lease that is guaranteed by the Company, in form and substance reasonably satisfactory to the Purchasers.

Section 7.19 Intentionally Omitted.

Section 7.20 Title Insurance. To the extent required by the lender under the Senior Debt Funding Letter or otherwise as the Purchasers deem advisable, the Purchasers and the Company shall use their commercially reasonable efforts, in preparation for the Closing, to obtain a commitment for an ALTA Owners or Leasehold Policy of Title Insurance, as the case may be, Form B-1970, for each of the parcels of Owned Real Property (the “Title Commitments”), issued by First American Title Insurance Company (the “Title Insurer”), in such amount as the parties reasonably determine to be the fair market value (including Improvements), insuring the Company’s or the Subsidiary’s, as the case may be, interest in such parcel as of Closing, subject only to the Permitted Encumbrances. To the extent required by the lender under the Senior Debt Funding Letter or otherwise as the Purchasers deem advisable, the Purchasers and the Company shall use their commercially reasonable efforts to obtain any such lender title insurance policies (“Title Policies”) on or before the Closing, from the Title Insurer based upon the Title Commitments. Each such Title Policy will be dated as of the date of closing and (a) insure title to the applicable parcels of real estate and all recorded easements benefitting such parcels, subject only to Permitted Encumbrances, (b) contain an “extended coverage endorsement” insuring over the general exceptions contained customarily in such policies, and (c) contain such other endorsements as the Purchasers and the lender under the Senior Debt Funding Letter may reasonably request. If the Closing of the Transactions does not occur, the Purchasers shall bear the cost of the Title Commitments and the Title Policies. If the Closing of the Transaction occurs, the Company shall bear the cost of the Title Commitments and the Title Policies.

Section 7.21 Surveys. To the extent required by the lender under the Senior Debt Funding Letter or otherwise as the Purchasers deem advisable, the Purchasers and the Company shall use their commercially reasonable efforts, in preparation for the Closing, to obtain current surveys of each parcel of the Owned Real Property, prepared by Bock & Clark, and conforming to 1992 ALTA/ACSM Minimum Detail Requirements for Urban Land Title Surveys (“Surveys”), and such standards as the Title Insurer may require as a condition to the removal of any survey excepts from the Title Policy, and certified to the Purchasers, the Company, the lender under the Senior Debt Funding Letter and the Title Insurer, within 30 days of the Closing Date, in a form satisfactory to such parties. The Survey shall disclose the location of all Improvements, easements, party walls, sidewalks, roadways, utility lines and such matters shown customarily on such surveys, show access affirmatively to public streets and roads, and include Table A Item Nos. 1-4 and 6-14. If the Closing of the Transactions does not occur, the Purchasers will bear the cost of the Surveys. If the Closing of the Transactions occurs, the Company will bear the cost of the Surveys.

Section 7.22 Transaction Expenses. At Closing, the Surviving Corporation shall reimburse Merger Sub and the Purchasers for all of their expenses incurred in connection with the transactions contemplated by this Agreement. The Owners shall pay all Transaction Expenses incurred by the Company on or before the Effective Time and any such Transaction Expenses incurred by the Company shall be paid by the Company, if paid prior to the Effective Time, or by the Surviving Corporation, if paid after the Effective Time, and the Owners shall reimburse the Surviving Corporation for the amount of such expense (i) through a reduction to the Purchase Price as a Purchase Price Reduction to the extent such Transaction Expenses have been identified on the Purchase Price Certificate pursuant to Section 8.2; or (ii) promptly after such Transaction Expenses have been identified from the Escrow Funds pursuant to Section 7.2 for any such expenses which have not been identified on the Purchase Price Certificate.

ARTICLE VIII

CONDITIONS

Section 8.1 Conditions to Each Party’s Obligation to Effect the Transactions. The respective obligations of each party to effect the Transactions or cause the Transactions to be effected shall be subject to the satisfaction on or prior to the Closing Date of the following conditions, except, to the extent permitted by applicable law, that such conditions may be waived in writing pursuant to Section 9.5:

(a) No Injunction or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction preventing the consummation of any of the Transactions shall be in effect; provided, however, that prior to invoking this condition, each party shall use all commercially reasonable efforts to have any such decree, ruling, injunction or order vacated.

(b) Statutory Approvals. The Company Required Statutory Approvals and the Purchaser Required Statutory Approvals, except for approvals, filings, permits or licenses not required under any applicable law governing the sale of alcoholic beverages to be made or obtained prior to the consummation of the Transactions, shall have been obtained at or prior to the Effective Time (or, in the case of the filings required, if any, under the HSR Act, all applicable waiting periods and any extensions thereof shall have expired or otherwise been terminated).

(c) New Law. No statute, rule or regulation shall have been enacted by the government (or any governmental agency) of the United States or any state, municipality or other political subdivision thereof that makes the consummation of the Merger and any other transaction contemplated hereby illegal.

(d) Financing. Subject to the qualifications set forth in Section 9.2, the Purchasers and/or the Company shall have obtained the Financings contemplated hereby in an aggregate amount of not less than One Hundred Thirty-Seven Million and No/100 Dollars ($ 137,000,000.00) on terms which are substantially similar to those provided for in the Senior Debt Funding Letter, the Preferred Stock Commitment Letter and the Subordinated Debt Highly Confident Letter.

(e) Solvency Opinion. The Purchasers and the Company shall have received the opinion of Valuation Research Corporation, in form and substance reasonably satisfactory to the Purchasers and the Company, addressed to the Purchasers and the Company and dated the Closing Date, respecting the solvency of the Surviving Corporation at the consummation of and following the Transactions (the “Solvency Opinion”).

Section 8.2 Conditions to Obligation of Purchasers and the Merger Sub to Effect Transactions. The obligation of the Purchasers and the Merger Sub to effect the Transactions or cause the Transactions to be effected shall be further subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except as may be waived by Merger Sub in writing pursuant to Section 9.5:

(a) Performance of Obligations of the Company. The Company shall have performed its agreements and covenants contained in or contemplated by this Agreement required to be performed by it at or prior to the Effective Time, except as otherwise contemplated by Section 9.1(e).

(b) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date, except as otherwise contemplated by Section 9.1(e) and, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); provided, however, that the Company shall not be deemed to be in breach of any such representations or warranties by taking any action which is approved in writing by the Purchasers, to the extent of such approval.

(c) Closing Certificates. The Purchasers shall have received a certificate signed by the President and Secretary of the Company, dated the Closing Date, to the effect that, (i) the conditions set forth in Sections 8.2(a), (b), (d), (f), (g), (h), (i), (j), (k), (m), (r), (u), and (w) have been satisfied, and (ii) certifying, as of the Closing Date, (A) the amount of outstanding indebtedness for borrowed money of the Company, (B) the number of Shares of Common Stock of the Company outstanding on a fully-diluted basis, and (C) the total amount of Transaction Expenses.

(d) Company Material Adverse Change. Since the date hereof, there shall not have been any changes or events which have resulted or would result, so far as can be reasonably foreseen, in a change to the Company that has or will have a Company Material Adverse Effect.

(e) Opinions of Crawford & Lewis and Jenkens & Gilchrist. The Purchasers shall have received opinions of Crawford & Lewis, a Professional Law Corporation, and Jenkens & Gilchrist, a Professional Corporation in form and substance reasonably satisfactory to the Purchasers and its lenders, addressed to the Purchasers and dated the Closing Date, which opinions may be based on appropriate representations of the Company.

(f) Company Required Consents. The Company Required Consents shall be in a form reasonably satisfactory to Merger Sub and shall have been obtained, except for those Company Required Consents to which Merger Sub, upon review of the Company Disclosure Schedule, shall have agreed in writing as being not required to have been obtained prior to the Closing Date and the Company Required Consents for liquor licenses which are not required prior to the Effective Time under any applicable law governing the sale of alcoholic beverages.

(g) No Litigation. There shall not be threatened, instituted or pending any suit, action, investigation, inquiry or other proceeding by or before any court or governmental or other regulatory or administrative agency or commission requesting or looking toward an order, judgment or decree that, individually or in the aggregate, would have a Material Adverse Effect on the business, operations, condition (financial or otherwise), liabilities, assets or earnings of the Surviving Corporation.

(h) Shareholder Approval. The record holders of all of the voting power of the Shares shall have approved this Agreement, the Merger, the Articles of Amendment and the transactions contemplated hereby, each as required by the LBCL and the Company’s Articles of Incorporation and Bylaws.

(i) Termination of Unexercised Rights Under Options. Each outstanding option (or any other right to stock) that remains unexercised under the Options shall have been terminated through the execution by each holder of such Options of an option cancellation agreement substantially in the form set forth in Exhibit O attached hereto (“Option Cancellation Agreement”) and such Option Cancellation Agreements shall be in full force and effect.

(j) Director and Officer Resignations. All directors, other than Ruth U. Fertel and William Hyde, of the Company, and any officers of the Company and any directors or officers of any of the Subsidiaries requested by Merger Sub in its sole discretion at least three business days prior to the Closing, shall have tendered their resignations effective as of the Closing.

(k) Payoff Letter. A payoff letter with respect to any indebtedness for borrowed funds owed by the Company shall have been delivered by the Company at least three (3) business days prior to the Closing Date, and such payoff letters shall indicate that the lenders of such indebtedness have agreed to immediately release all liens, claims and encumbrances relating to the assets and properties of the Company upon receipt of the amounts indicated in such payoff letters, and releases of any and all liens, claims and encumbrances held by third parties, other than Permitted Encumbrances, and of any and all guarantees by the Company in favor of such lenders shall have been obtained, in each case on terms and conditions reasonably satisfactory to Merger Sub.

(l) Documents. All documents to be delivered by the Company to the Purchasers and Merger Sub at the Closing shall be duly executed and in form and substance reasonably satisfactory to the Purchasers and Merger Sub.

(m) Nonforeign Person Affidavit. The Purchasers shall have received from each of the Owners a certification pursuant to Treasury Regulation Section 1.1445-5(b)(3) certifying that such Owner is not a foreign person.

(n) Intentionally Omitted.

(o) Employment Agreements. The Purchasers shall have received a fully executed employment agreement between William L. Hyde, Jr. and the Surviving Corporation (the “Hyde Employment Agreement”), in substantially the form attached hereto as Exhibit D; and a fully executed employment agreement between Ruth U. Fertel and the Surviving Corporation (the “Fertel Employment”), in substantially the form attached hereto as Exhibit E and each such agreement shall be in full force and effect;

(p) Non-Competition Agreements. Ruth U. Fertel shall have entered into a Non-Competition, Non-Solicitation and Non-Disclosure Agreement substantially in the form set forth in Exhibit N and such agreement shall be in full force and effect;

(q) Shareholders Agreement; Registration Agreement. The Shareholders Agreement and Registration Agreement, in the forms attached hereto as Exhibits A and J. respectively, shall have been executed and delivered by the Company and each of the Continuing Shareholders.

(r) Section 280G Matters. The Company shall have obtained a vote of its shareholders approving the payment of any “parachute payments” within the meaning of Section 280G of the Code, with respect to any agreement, contract, arrangement, or plan to which the Company or any Subsidiary is a party, including, but not limited to, the “parachute payments” set forth in Schedule 5.19 of the Company Disclosure Schedule, which vote shall comply with the provisions of Code §280G(b)(5)(B) and the regulations thereunder (including Prop. Reg. §1.280G-lQ/A-7), and shall have provided reasonable evidence of such vote to Merger Sub.

(s) Purchase Price Certificate. The Company shall have delivered to Merger Sub and the Purchasers a certificate of the Company setting forth the number of Shares which will be outstanding immediately prior to the Effective Time on a fully-diluted basis assuming the exercise of all Options and a true, accurate and complete calculation of the Purchase Price and the Per Share Amount and the amount and type of consideration to be received by each Owner at Closing (which shall include the amount of cash, Junior Preferred Stock and Surviving Corporation” Common Stock each Owner shall be entitled to receive pursuant to terms of this Agreement after deducting the portion of the Escrow Amount allocated to such Owner pro rata based upon total cash consideration payable by the Company to the Owners pursuant to Section 3.4 and Section 3.5 prior to any deductions or offsets against such consideration), in form and substance reasonably satisfactory to Merger Sub at least two business days prior to the Closing Date (the “Purchase Price Certificate”).

(t) Officer’s Certificate. The Purchasers and Merger Sub shall have received a certificate duly executed by the President, Secretary or Assistant Secretary of the Company pursuant to which such officer shall certify (A) the due adoption by the Board of Directors and by the Shareholders of the Company of the corporate resolutions attached to such certificate authorizing the transaction and the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby; (B) the incumbency and true signatures of those officers of the Company duly authorized to act on its behalf in connection with the Transaction and this Agreement and to execute and deliver this Agreement and the other agreements and documents contemplated hereby on behalf of the Company; and (C) that the copy of the Articles of Incorporation and the Bylaws of the Company and Ruth’s Chris Steak House Franchise, Inc. attached to such certificate are true and correct and such Articles of Incorporation and Bylaws have not been amended except as reflected in such copy.

(u) Transaction Fees and Expenses. Final bills together with releases, which may be conditioned upon full payment of the amount of the respective bills, for all Transaction Expenses (including, but not limited to, brokers, accountants, lawyers and consultants) shall have been delivered to the Purchasers at least three (3) days prior to the Closing Date, together with a certificate executed by the President of the Company certifying that there are no other Transaction Expenses.

(v) License Agreement. The Surviving Corporation and Ruth Fertel shall have entered into that certain License Agreement in the form of Exhibit M attached hereto and such agreement shall be in full force and effect.

(w) Split-Dollar Life Insurance Policies. (a) The Split-Dollar Arrangements shall have been terminated, (b) the cumulative premiums previously paid by the Company pursuant to such Split-Dollar Arrangements shall be, at or prior to the Closing, repaid in full as contemplated by Section 6.18 and (c) all Shares held by the Company as security for such Split-Dollar Arrangements shall have been released by the Company, and the Company shall have delivered evidence reasonably satisfactory to Merger Sub that the foregoing has occurred.

(x) Other. The Purchasers and Merger Sub shall have received such other documents or certificates as the Purchasers and Merger Sub may reasonably have requested, including, without limitation, certificates of existence and good standing with respect to each of the Company and its Subsidiaries from the appropriate authority in its jurisdiction of incorporation and certificates of good standing with respect to the Company and each of its Subsidiaries from the appropriate authority in each jurisdiction in which it is qualified to do business.

Section 8.3 Conditions to Obligation of the Company to Effect the Transactions. The obligation of the Company to effect the Transactions or cause the Transactions to be effected shall be further subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except as may be waived by the Company in writing pursuant to Section 9.6.

(a) Performance of Obligations of Purchaser. The Purchasers shall have performed its agreements and covenants contained in or contemplated by this Agreement required to be performed by it at or prior to the Effective Time, except as otherwise contemplated by Section 9.1(d).

(b) Representations and Warranties. The representations and warranties of the Purchasers and Merger Sub set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date, except as otherwise contemplated by Section 9.1(d) and except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(c) Closing Certificates. The Company shall have received a certificate signed by the President or Secretary of each of the Purchasers, dated the Closing Date, to the effect that, to such officers’ knowledge, the conditions set forth in Sections 8.3(a) and (b) have been satisfied.

(d) Opinion of Kirkland & Ellis. The Company shall have received an opinion of Kirkland & Ellis, in form and substance reasonably satisfactory to the Company, addressed to the Company and dated the Closing Date, which opinion may be based on appropriate representations of the Purchasers and Merger Sub.

(e) Purchase by Purchaser. The Company’s obligations to consummate the Merger shall be conditioned on the consummation of the Stock Purchase.

(f) Documents. All documents to be delivered by the Purchasers or Merger Sub to the Company at the Closing shall be duly executed and in form and substance reasonably satisfactory to the Company.

(g) Certificate by Madison Dearborn Partners, LLC (“MDPLLC”). A certificate duly executed by a director of MDPLLC, as the general partner of Madison Dearborn Partners III, L.P. (“MDPIII”), which is the general partner of MDCPIII and MDSE and which is the manager of SAF, pursuant to which such director shall certify as to the due adoption by the managers of MDPLLC, as general partner of MDPIII, acting as general partner of MDCPIII and MDSE and as manager of SAF of the resolutions of the general partner of MDCPIII and MDSE and the resolutions of the managers of SAF, authorizing the transaction and the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and the taking of all actions contemplated thereby and hereby.

(h) Officer’s Certificate of Merger Sub. A certificate duly executed by the President, Secretary or Assistant Secretary of the Merger Sub pursuant to which such officer shall certify (A) the due adoption by the Board of Directors and by the shareholders of the Merger Sub of the corporate resolutions attached to such certificate authorizing the transaction and the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby; (B) the incumbency and true signatures of those officers of the Merger Sub duly authorized to act on its behalf in connection with the Transaction and this Agreement and to execute and deliver this Agreement and the other agreements and documents contemplated hereby on behalf of the Merger Sub; and (C) that the copy of the Articles of Incorporation and the Bylaws of the Merger Sub attached to such certificate is true and correct and such Articles of Incorporation and Bylaws have not been amended except as reflected in such copy.

(i) Other. The Company shall have received such other documents or certificates as the Company may reasonably have requested, including, without limitation, certificates of existence and good standing with respect to each of the Purchasers and Merger Sub from the appropriate authority in its jurisdiction of incorporation.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.1 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing:

(a) by mutual written consent of the Company and the Merger Sub;

(b) by the Company or the Merger Sub so long as the Company or Merger Sub and the Purchasers (as the case may be) are not then in material breach of its obligations hereunder, if the Closing shall not have occurred on or before 60 days after the date of this Agreement; provided, however, that this Agreement may be extended by written notice of either Merger Sub or the Company to a date not later than 80 days after the date of this Agreement, if the Closing shall not have occurred as a direct result of the condition in Section 8.1(a) or 8.1(b); provided, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to the Company or Merger Sub, as the case may be, if its or their failure to fulfill any obligation under this Agreement has been a cause of or resulted in the failure of the Transactions to occur on or before such date;

(c) by either the Company or Merger Sub if any permanent injunction or other order of a court or other competent authority preventing the consummation of any of the Transactions shall have become final and non-appealable;

(d) by the Company so long as the Company is not then in material breach of its obligations hereunder, if there has been a breach of any representation, warranty, covenant or agreement on the part of any of Merger Sub or the Purchasers set forth in this Agreement which breach has not been cured, if such breach is susceptible of cure, in a manner reasonably satisfactory to the Company within 30 calendar days following receipt by the breaching party of notice of such breach, unless such breach could not, individually or in the aggregate with other breaches, in reasonable probability materially adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby;

(e) by Merger Sub or any of the Purchasers so long as none of Merger Sub or the Purchasers are then in material breach of their or its obligations hereunder, if there has been a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement which breach has not been cured, if such breach is susceptible of cure, in a manner reasonably satisfactory to Merger Sub within 30 calendar days following receipt by the breaching party of notice of such breach, unless such breach could not, individually or in the aggregate with other breaches, in reasonable probability materially adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby or result in a Material Adverse Effect to the Company; and

(f) by Merger Sub or any of the Purchasers at any time if the condition set forth in Section 8.2(h) (Shareholder Approval) or Section 8.2(i) (Termination of Unexercised Rights Under Options) has not been satisfied prior to the date 20 days from the date hereof.

Section 9.2 Termination In Connection with Certain Financing Events.

(a) The Purchasers shall use their reasonable best efforts to obtain the Financings for the Company represented by the Senior Debt Funding Letter, the Preferred Stock Commitment Letter and the Subordinated Debt Highly Confident Letter. The Company shall use its reasonable best efforts to cooperate with the Purchasers in obtaining the Financings, including, without limitation, by participating in road shows and meeting with, and providing information to, potential sources of financing identified by the Purchasers.

(b) In addition to the provisions of Section 9.1, this Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing by the Company, the Purchasers or Merger Sub if the Company is not able to obtain the Financings on substantially the terms set forth in the Senior Debt Funding Letter, the Preferred Stock Commitment Letter and the Subordinated Debt Highly Confident Letter.

Section 9.3 Effect of Termination.

(a) In the event of termination of this Agreement by either the Company or Merger Sub as provided in Section 9.1 or Section 9.2, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Purchasers, Merger Sub or the Company or their respective affiliates, officers, directors or shareholders except (i) with respect to the provisions of Sections 9.3 and 9.4 and Article X, and (ii) that no such termination shall relieve any party from liability for any intentional breach of this Agreement prior to the time of such termination.

(b) If this Agreement is terminated as provided herein:

(i) the Purchasers will redeliver, and will cause its agents (including, without limitation, attorneys and accountants) to redeliver, all documents, work papers and other material of the Company relating to the transactions contemplated hereby, whether obtained before or after the execution hereof; and

(ii) all information received by the Purchasers with respect to the business, operations, assets or financial condition of the Company shall remain subject to the Confidentiality Agreement.

Section 9.4 Payment of Expenses.

(a) If this Agreement is terminated by the Company pursuant to Section 9.1(d) due to an unintentional breach by any of Merger Sub or the Purchasers, the Purchasers shall promptly (but in no event later than five business days after receipt of notice that the amount is due from the Company) pay to the Company, as liquidated damages, an amount in cash equal to the out-of-pocket expenses and fees incurred by the Company since May 11, 1999 arising out of, or in connection with or related to, the transactions contemplated by this Agreement and the private auction process and negotiations leading to this Agreement in an aggregate amount not to exceed $500,000.

(b) If this Agreement is terminated by the Purchasers or Merger Sub pursuant to Section 9.1(e) due to an unintentional breach by the Company or this Agreement is terminated by the Purchasers or Merger Sub pursuant to Section 9.1(f), the Company shall pay to the Purchasers and Merger Sub, as liquidated damages, an amount in cash equal to the out-of-pocket expenses and fees incurred by the Purchasers since May 11, 1999 arising out of, or in connection with or related to, the transactions contemplated by this Agreement in an aggregate amount not to exceed $1,500,000.

Section 9.5 Amendment. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of Merger Sub and the Company at any time prior to the Effective Date with respect to any of the terms contained herein.

Section 9.6 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed and only if agreed to by all parties hereto: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) if delivered personally, or (b) if sent by overnight courier service (receipt confirmed in writing), or (c) if delivered by facsimile transmission (with receipt confirmed), or (d) three (3) days after being mailed by registered or certified mail (return receipt requested) to the parties, in each case to the following addresses (or at such other address for a party as shall be specified by like notice):

(i)	if to the Company:

Ruth U. Fertel, Inc.

3321 Hessmer Avenue

Metairie, Louisiana 70002

Attention: President

Fax: (504) 454-9067

with a copy to:

Crawford & Lewis, A Professional Law Corporation

1600 Bank One Centre - North Tower

450 Laurel Street

Baton Rouge, Louisiana 70801

Attention: James R. Lewis

Fax: (225) 383-5508

and

Jenkens & Gilchrist, a Professional Corporation

1445 Ross Avenue, Suite 3200

Dallas, Texas 75202

Attention: Daryl B. Robertson, Esq.

Fax: (214) 855-4300

(ii)	if to the Purchasers or Merger Sub:

Madison Dearborn Capital Partners III, L.P.

c/o Madison Dearborn Partners, Inc.

Three First National Plaza, Suite 3800

Chicago, Illinois 60602

Attention: Robin P. Selati

Fax: (312) 895-1156

with a copy to:

Kirkland & Ellis

Amoco Building

200 E. Randolph Drive

Chicago, Illinois 60601

Attention: Edward T. Swan, P.C.

Fax: (312) 861-2200

Section 10.2 Interpretation. When reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article, Section or Exhibit of this Agreement, as the case may be, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” No reference in this Agreement to “reasonable best efforts,” “all reasonable efforts” or “commercially reasonable efforts” shall require a Person obligated to use such efforts (a) to incur significant and unreasonable out-of-pocket expenses or indebtedness under the circumstances; (b) except as expressly provided herein, to institute litigation or to consent generally to service of process in any jurisdiction or (c) to pay a fee to obtain a consent, waiver or estoppel.

Section 10.3 Miscellaneous.

(a) This Agreement, including the Company Disclosure Schedule, the Owner Indemnification Agreements, the Escrow Agreement and the other documents and instruments referred to herein, (i) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, (ii) shall not be assigned by operation of law or otherwise.

(b) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. The parties hereto shall negotiate in good faith to replace any provision of this Agreement so held invalid or unenforceable with a valid provision that is as similar as possible in substance to the invalid or unenforceable provision.

(c) Any disputed matter under this Agreement shall be settled in New Orleans, Louisiana by binding arbitration using three (3) arbitrators in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association (the “AAA Rules”). The Company, if prior to Closing, or the Committee, if after the Closing, on the one hand, and the Purchasers, on the other hand, shall each designate one arbitrator. Such designated arbitrators shall mutually agree upon and shall designate the third arbitrator; provided, however, that failing such agreement within thirty (30) days after the commencement of the arbitration proceedings, the third arbitrator shall be appointed in accordance with the AAA Rules. None of the arbitrators shall be affiliated with any of the Company, the Purchasers, Surviving Corporation, Merger Sub, the Owners or the Owners Representatives. The arbitrators selected pursuant to this subparagraph will determine the allocation of the costs and expenses of arbitration (including reasonable attorneys’ fees) based upon the relative merits of each party’s position with respect to the disputed matter. The arbitrators shall use their best efforts to decide the matters to be arbitrated pursuant hereto within sixty (60) days after the appointment of the last arbitrator. The final decision of the majority of the arbitrators shall be furnished to the parties in writing (a “Final Judgment”) and shall constitute a conclusive determination of the issue in question, shall be binding upon the Merger Sub, the Surviving Corporation, the Committee, the Owners, the Purchasers and the Company and shall not be contested on the merits by any of them, except for fraud or perjury prejudicing the rights of any party thereto and to correct manifest clerical errors. Such decision may be used in a court of law only for the purpose of seeking enforcement of the arbitrator’s award, except for claims of fraud or perjury prejudicing the rights of any party thereto and to correct manifest clerical errors.

Section 10.4 Counterparts; Effect. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

Section 10.5 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except for rights of MDCP or its Affiliates under Section 2.6 and Section 2.7, rights of Indemnified Parties and their heirs and representatives as set forth in Section 7.8, and rights of the Owners and the Committee under Sections 7.1, 7.2, 7.3, 7.10 and 7.17, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

Section 10.6 Further Assurances. Each party hereto shall execute such further documents and instruments and take such further actions as may reasonably be requested by any other party hereto in order to consummate the Transactions in accordance with the terms hereof.

Section 10.7 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF LOUISIANA, WITHOUT REGARD TO ITS CONFLICTS OF LAW RULES.

EXECUTION BY THE COMPANY AND MERGER SUB

Considering the approval of this Agreement by the shareholders of the parties hereto, as certified above, this Agreement is executed by such parties, acting through their respective Presidents, this 16th day of July, 1999.

WITNESS:	RUF MERGER CORP.

By:
_________________________________,
President

WITNESS:	RUTH U. FERTEL, INC.

	By:	/s/ William Hyde
	Name:	William Hyde
	Title:	President

ACKNOWLEDGMENT AS TO THE COMPANY

STATE OF LOUISIANA

PARISH OF

BEFORE ME, the undersigned authority, personally came and appeared William L. Hyde Jr., who, being duly sworn, declared and acknowledged before me that he is the President of Ruth U. Fertel, Inc., a Louisiana corporation, and that in such capacity he was duly authorized to and did execute the foregoing Agreement on behalf of such company, for the purposes therein expressed and in his and such company’s free act and deed.

/s/ William L. Hyde, Jr.
William L. Hyde, Jr.

Sworn to and subscribed before me this 15th day of July, 1999.

/s/
Notary Public

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, and as of the date first written above.

WITNESS:	RUF MERGER CORP.

/s/

/s/	By:	/s/ William J. Hunckler
William J. Hunckler,
President

WITNESS:	MADISON DEARBORN CAPITAL PARTNERS III, L.P.

/s/	By:	Madison Dearborn Partners III, L.P., its General Partner

/s/		By:	Madison Dearborn Partners, LLC, its General Partner

			By:	/s/ Robin P. Selati
Its Managing Director

WITNESS:	MADISON DEARBORN SPECIAL EQUITY III, L.P.

/s/	By:	Madison Dearborn Partners III, L.P., its General Partner

/s/		By:	Madison Dearborn Partners, LLC, its General Partner

			By:	/s/ Robin P. Selati
Its Managing Director

WITNESS:	SPECIAL ADVISORS FUND I, LLC

/s/	By:	Madison Dearborn Partners III, L.P., its Manager

/s/		By:	Madison Dearborn Partners, LLC, its General Partner

			By:	/s/ Robin P. Selati
Its Managing Director

WITNESS:	RUTH U. FERTEL, INC.

/s/	By:	/s/ William Hyde
	Name:	William Hyde
/s/	Title:	President

Secretary’s Certificate

Pursuant to the requirements of Section 112 of the LBCL, the undersigned Secretary of RUF Merger Corp. hereby certifies that this Transaction and Merger Agreement and the transactions contemplated hereby have been approved by the shareholders of RUF Merger Corp.

/s/ Robin P. Selati
Name: Robin P. Selati
Title: Secretary

Secretary’s Certificate

Pursuant to the requirements of Section 112 of the LBCL, the undersigned Secretary of Ruth U. Fertel, Inc. hereby certifies that this Transaction and Merger Agreement and the transactions contemplated hereby have been approved by the shareholders of Ruth U. Fertel, Inc.

/s/ Ruth Fertel
Name:

Title:	Secretary

EXECUTION BY THE COMPANY AND MERGER SUB

Considering the approval of this Agreement by the shareholders of the parties hereto, as certified above, this Agreement is executed by such parties, acting through their respective Presidents, this 16th day of July, 1999.

WITNESS:	RUF MERGER CORP.

/s/	By:	/s/ William J. Hunckler
/s/		William J. Hunckler,
President

WITNESS:	RUTH U. FERTEL, INC.

/s/	By:
/s/	Name:	William Hyde
	Title:	President

ACKNOWLEDGMENT AS TO THE MERGER SUB

STATE OF Illinois

County OF Cook

BEFORE ME, the undersigned authority, personally came and appeared William J. Hunckler., who, being duly sworn, declared and acknowledged before me that he is the President of RUF Merger Corp., a Louisiana corporation, and that in such capacity he was duly authorized to and did execute the foregoing Agreement on behalf of such company, for the purposes therein expressed and in his and such company’s free act and deed.

/s/ William J. Hunckler
William J. Hunckler

Sworn to and subscribed before me this __th day of July, 1999.

/s/ Mary E. Jordan
Notary Public

“OFFICIAL SEAL”
Mary E. Jordan Notary Public, State of Illinois My Commission Exp. 07/17/2001

ANNEX 3.4

CONTINUING SHAREHOLDER SCHEDULE

Continuing Shareholder	Aggregate Value of Shares to Convert into Continuing Shares
Randy J. Fertel Trust Philip S. Brooks, Trustee	$500,000
Ruth U. Fertel	3,180,000
William L. Hyde, Jr.	2,600,000

$6,280,000

ANNEX 3.8

FORM OF ARTICLES OF AMENDMENT

OF THE ARTICLES OF INCORPORATION

STATE OF LOUISIANA

PARISH OF JEFFERSON

AMENDMENTS TO THE

ARTICLES OF INCORPORATION

OF RUTH U. FERTEL, INC. (THE “CORPORATION”)

TO BE EFFECTED BY REASON

OF THE MERGER OF RUF MERGER CORP.

WITH AND INTO THE CORPORATION (THE “MERGER”)

WHEREAS, immediately prior to the consummation of the Merger, the Corporation has authorized 10,000,000 of common stock, no par value per share, and no other shares are authorized;

WHEREAS, upon the effectiveness of the amendments to the Corporation’s Articles of Incorporation to be effected hereby, the Corporation will have authorized 1,000.000 shares of Class A Common Stock, par value $0.01 per share, 50,000 shares of Class B Common Stock, par value $0.01 per share, 58,000 shares of Series A Senior Cumulative Preferred Stock, par value $0.01 per share, and 92,000 shares of Series B Junior Cumulative Preferred Stock, par value $0.01 per share; and

WHEREAS, the shareholders desire to amend Article VI regarding a majority vote of the shareholders and add Article IX regarding liability of directors and officers;

NOW, THEREFORE, by reason of the Merger and effective as of the effective time thereof, the Articles of Incorporation of the Corporation, as the surviving corporation in the Merger, are hereby amended as set forth below:

FIRST: Article III of the Corporation’s Articles of Incorporation is hereby amended in its entirety to read as follows:

ARTICLE III

I.	AUTHORIZED CAPITAL STOCK

The total number of shares of capital stock which the Corporation has authority to issue is 1.200,000 consisting of:

(1) 58,000 shares of Series A Senior Cumulative Preferred Stock, par value $0.01 per share (the “Senior Preferred Stock”);

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(2) 92,000 shares of Series B Junior Cumulative Preferred Stock, par value $0.01 per share (the “Junior Preferred Stock”);

(3) 1,000,000 shares of Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”); and

(4) 50,000 shares of Class B Common Stock, par value $0.01 per share (the “Class B Common Stock”).

The Senior Preferred Stock and the Junior Preferred Stock are hereinafter collectively referred to as the “Preferred Stock.” The Class A Common Stock and the Class B Common Stock are hereinafter collectively referred to as the “Common Stock”.

In addition to any other consent or approval which may be required pursuant to these Articles of Incorporation, no amendment or waiver of any provision of this Article III.I shall be effective without the prior approval of the holders of a majority of the then outstanding Common Stock voting as a single class, and no amendment or waiver of any provision of this Article III.I affecting any series of Preferred Stock shall be effective without the prior approval of a majority of the then outstanding shares of each series of Preferred Stock, with each series voting as a single class. For purposes of votes on amendments and waivers to this Article III.I, each share of capital stock shall be entitled to one vote.

II.	PREFERRED STOCK

The Senior Preferred Stock shall, with respect to the payment of dividends, redemption rights and the distribution of assets upon the occurrence of the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation or any other payment or distribution with respect to the capital stock of the Corporation, rank senior to (i) all shares of Junior Preferred Stock, (ii) all shares of Common Stock and (iii) unless otherwise approved hereunder by the holders of a majority of the outstanding shares of the Senior Preferred Stock, all shares of each other class or series of capital stock of the Corporation hereafter created. The Junior Preferred Stock shall, with respect to the payment of dividends, redemption rights, and the distribution of assets upon the occurrence of the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, rank senior to (i) all shares of Common Stock and (ii) unless otherwise approved hereunder by the holders of a majority of the outstanding shares of the Junior Preferred Stock, all shares of each other class or series of capital stock of the Corporation hereafter created.

1. Dividends.

1A. General Obligation. When and as declared by the Corporation’s board of directors and to the extent permitted under the Louisiana Business Corporation Law and under the Credit Facilities, the Corporation will pay preferential dividends to the holders of the Preferred Stock as provided in this Article III.II.l. Except as otherwise provided herein, dividends on each share of the Senior Preferred Stock (a “Senior Share”) will accrue on an annual basis at a rate of 14.0% per annum, and dividends on each share of the Junior Preferred Stock (a “Junior Share”, and

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together with the Senior Shares, the “Shares”) will accrue on an annual basis at a rate of 8.0% per annum, in each case on the sum of (i) the Liquidation Value thereof and (ii) all accumulated and unpaid dividends thereon from and including the Date of Issuance of such Share, as defined herein, to and including the date on which the Liquidation Value of such Share (plus all accrued and unpaid dividends on such Share) of such Share is paid in full. Such dividends will accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Dividends payable on the Preferred Stock will be computed on the basis of a 365-day year and the number of days actually elapsed and will be deemed to accrue on a daily basis. The date on which the Corporation initially issues any Shares will be deemed to be its “Date of Issuance” regardless of the number of times transfer of such Shares is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such Share.

1B. Dividend Reference Dates. To the extent that all accrued dividends are not paid on July 31 of each year beginning July 31, 2000 (the “Dividend Reference Dates”), all dividends which have accrued on each Share outstanding during the 12-month period (or other period in the case of the initial Dividend Reference Date) ending upon each such Dividend Reference Date will be accumulated and shall remain accumulated dividends with respect to such Share until paid to the holder thereof.

1C. Distribution of Partial Dividend Payments. If at any time the Corporation elects to pay dividends in cash and pays less than the total amount of dividends then accrued with respect to any series of the Preferred Stock, such payment will be distributed first ratably among the holders of the Senior Preferred Stock based upon the aggregate accrued but unpaid dividends on the Senior Shares held by each such holder, and any amounts of such dividends remaining unpaid thereafter shall be accumulated and shall remain accumulated dividends with respect to such Senior Shares until paid to the holder thereof. If the Corporation pays the full amount of all dividends accrued on the Senior Shares, then the Corporation, subject to Article III.II.6.6B, may elect to pay all or any portion of the amount of dividends then accrued or accumulated with respect to the Junior Shares. If the Corporation so elects and pays less than the total amount of dividends then accrued with respect to the Junior Shares, such payment will be distributed ratably among the holders of the Junior Shares based upon the aggregate accrued but unpaid dividends on the Junior Shares held by each such holder, and any amounts of such dividends remaining thereafter shall be accumulated and shall remain accumulated dividends with respect to such Junior Shares until paid to the holder thereof.

ID. Payment of Stock Dividends. In the sole discretion of the Corporation, any dividends accruing on Shares of Senior Preferred Stock may be paid, in lieu of cash dividends, by the issuance of additional Shares of Senior Preferred Stock (“Senior PIK Dividends”) (including fractional Shares) having an aggregate Liquidation Value at the time of such payment equal to the amount of the dividend to be paid; provided, that if the Corporation pays less than the total amount of dividends then accrued on the Senior Preferred Stock in the form of a Senior PIK Dividend, such payment in Shares shall be made pro rata to the holders of Senior Preferred Stock based upon the

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aggregate accrued but unpaid dividends on the Shares of Senior Preferred Stock held by each such holder; provided, further, that in the event the Corporation pays a Senior PIK Dividend, the Corporation shall also only pay dividends on the Junior Preferred Stock in the form of Junior PIK Dividends and shall not pay any cash dividends on Junior Preferred Stock. Subject to the proviso in the preceding sentence, in the sole discretion of the Corporation, any dividends accruing on Shares of Junior Preferred Stock may be paid, in lieu of cash dividends, by the issuance of additional Shares of Junior Preferred Stock (“Junior PIK Dividends”) (including fractional Shares) having an aggregate Liquidation Value at the time of such payment equal to the amount of the dividend to be paid; provided that if the Corporation pays less than the total amount of dividends then accrued on the Junior Preferred Stock in the form of a Junior PIK Dividend, such payment in Shares shall be made pro rata to the holders of Junior Preferred Stock based upon the aggregate accrued but unpaid dividends, subject to the proviso in the preceding sentence, on the Shares of Junior Preferred Stock held by each such holder.

2. Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, the holders of the Senior Preferred Stock will be entitled to be paid, before any distribution or payment is made upon the Junior Preferred Stock, the Common Stock or the Corporation’s other equity securities, an amount in cash equal to the aggregate Liquidation Value (plus all accrued and unpaid dividends on all such Senior Preferred Stock outstanding) of all such Senior Preferred Stock outstanding, and the holders of Senior Preferred Stock will not be entitled to any further payment. Upon such liquidation, dissolution or winding up, the holders of the Junior Preferred Stock will be entitled to be paid, before any distribution or payment is made upon any of the Corporation’s other equity securities, other than the Senior Preferred Stock, an amount in cash equal to the aggregate Liquidation Value (plus all accrued and unpaid dividends on all such Junior Preferred Stock outstanding) of all such Junior Preferred Stock outstanding, and the holders of Junior Preferred Stock will not be entitled to any further payment. The Corporation will mail written notice of such liquidation, dissolution or winding up, not less than 10 days prior to the payment date stated therein, to each record holder of Preferred Stock. Except as provided in Articles II.II.3.3C and III.II.3.3D, a merger, reorganization or consolidation of the Corporation into or with any other corporation or corporations, a sale of the Corporation or a sale of all or a majority of the assets of the Corporation shall not be deemed to be a liquidation, dissolution or winding up of the Corporation with respect to the Senior Preferred Stock within the meaning of this Article III.II.2.

3. Redemptions.

3A. Scheduled Redemptions. On July 31, 2007 (the “Scheduled Redemption Date”), the Corporation will redeem all issued and outstanding Shares of Senior Preferred Stock at a price per Share equal to the Liquidation Value thereof (plus all accrued and unpaid dividends on such Shares).

3B. Optional Redemptions. The Corporation may at any time redeem all or any portion of the Senior Preferred Stock then outstanding at a price per Share equal to the Liquidation Value thereof (plus all accrued and unpaid dividends on the Senior Preferred Stock outstanding); provided, that all partial optional redemptions of a series of Senior Preferred Stock pursuant to this Article III.II.3.3B shall be made pro rata among the holders of such series of Senior Preferred Stock

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on the basis of the number of Shares held by each such holder. Redemptions made pursuant to this Article III.II.3.3B will not relieve the Corporation of its obligations to redeem outstanding Senior Shares on the Scheduled Redemption Date. Redemptions made pursuant to this Article III.II.3.3B shall be subject to the provisions of the Credit Facilities (unless such provisions have been expressly waived by the requisite lenders thereunder).

3C. Special Redemptions.

(i) Change in Control. If a Change in Control has occurred or the Corporation obtains knowledge that a Change in Control is to occur, the Corporation shall give prompt written notice of such Change in Control describing in reasonable detail the definitive terms and date of consummation thereof to each holder of Senior Preferred Stock, but in any event such notice shall not be given later than five days prior to the occurrence of such Change in Control or three days after the Corporation obtains knowledge that a Change in Control is to occur. The holder or holders of a majority of the shares of Senior Preferred Stock then outstanding may require the Corporation to redeem all or any portion of the shares of Senior Preferred Stock owned by such holder or holders at a price per share of Preferred Stock equal to the Liquidation Value thereof (plus all accrued and unpaid dividends on such Senior Preferred Stock outstanding) by giving written notice to the Corporation of such election prior to the later of (a) 30 days after receipt of the Corporation’s notice or (b) five days prior to the consummation of the Change in Control, such date being the “Expiration Date”. In the event any holder of Senior Preferred Stock elects to have its Senior Shares redeemed, the Corporation shall give prompt written notice of any such election to all other holders of Senior Preferred Stock within five days after the receipt thereof, and each such holder shall have until the later of (a) the Expiration Date or (b) 10 days after receipt of such second notice to request redemption (by giving written notice to the Corporation) of all or any portion of the shares of Senior Preferred Stock owned by such holder. Upon receipt of such election(s), the Corporation shall be obligated to redeem the aggregate number of shares of Senior Preferred Stock specified therein on the later of (a) the occurrence of the Change in Control or (b) five days after the Corporation’s receipt of such election(s). If in any case a proposed Change in Control does not occur, all requests for redemption in connection therewith shall be automatically rescinded.

(ii) Initial Public Offering. If an IPO is proposed to occur, the Corporation shall give written notice of such IPO describing in reasonable detail the definitive terms and date of consummation thereof to each holder of Senior Preferred Stock not more than 50 days nor less than 10 days prior to the consummation thereof. The holder or holders of a majority of the shares of Senior Preferred Stock then outstanding may require the Corporation to redeem all or any portion of the shares of Senior Preferred Stock owned by such holder or holders at a price per share of Senior Preferred Stock equal to the Liquidation Value thereof (plus all accrued and unpaid dividends on such Senior Preferred Stock outstanding) by giving written notice to the Corporation of such election prior to the later of (a) 10 days prior to the consummation of the IPO or (b) 10 days after receipt of notice from

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the Corporation. In the event any holder of Senior Preferred Stock elects to have its Senior Shares redeemed, the Corporation shall give prompt written notice of such election to all other holders of the shares of Senior Preferred Stock (but in any event within five days prior to the consummation of the IPO), and each such holder shall have until five days after the receipt of such notice to request redemption (by written notice given to the Corporation) of all or any portion of the Senior Preferred Stock owned by such holder. Upon receipt of such election(s), the Corporation shall be obligated to redeem the aggregate number of shares of Senior Preferred Stock specified therein upon the consummation of such IPO. If any proposed IPO does not occur, all requests for redemption in connection therewith shall be automatically rescinded.

(iii) Default Under Articles of Incorporation and Securities Purchase Agreement. In the event the Corporation fails to comply in all material respects with any of its agreements or covenants contained in the Articles of Incorporation, as amended, or in the Securities Purchase Agreement and such failure continues uncured for a period of 45 days from the earlier to occur of (a) receipt of written notice from a holder of the Senior Preferred Stock specifying such failure and requesting that it be cured or (b) actual knowledge of any Designated Officer of such failure, then the holder or holders of a majority of the shares of Senior Preferred Stock then outstanding may require the Corporation to redeem all or any portion of the shares of the Senior Preferred Stock owned by such holder or holders at a price per share of Senior Preferred Stock equal to the Liquidation Value thereof (plus all accrued and unpaid dividends on all such Senior Preferred Stock outstanding) by giving written notice to the Corporation of such election. In the event any holder of Senior Preferred Stock elects to have its shares redeemed, the Corporation shall give prompt written notice of such election to all other holders of the shares of Senior Preferred Stock, and each such holder shall have until two days after the receipt of such notice to request redemption (by written notice given to the Corporation) of all or any portion of the Senior Preferred Stock owned by such holder. Within 15 days of receipt of such election(s), the Corporation shall be obligated to redeem the aggregate number of shares of Senior Preferred Stock specified therein.

(iv) Default and Acceleration Under Credit Facilities. Upon the earlier to occur of either (a) an Event of Default (as defined in the Senior Loan Agreement) under the Senior Loan Agreement occurs and the Agent or the Required Lenders (as such terms are defined in the Senior Loan Agreement) take any action (or such action occurs) as set forth in Section        of the Senior Loan Agreement or (b) an Event of Default (as defined in the Indenture) under the Indenture occurs and the Trustee or the Holders (as such terms are defined in the Indenture) take any action or any action occurs under Section        of the Indenture, then the holder or holders of a majority of the shares of Senior Preferred Stock then outstanding may require the Corporation to redeem all or any portion of the shares of the Senior Preferred Stock owned by such holder or holders at a price per share of Senior Preferred Stock equal to the Liquidation Value thereof (plus all accrued and unpaid dividends on all such Senior Preferred Stock outstanding) by giving written notice to the Corporation of such election; provided that such right to require redemption shall expire at such time as such acceleration is rescinded in writing by the appropriate parties set forth in clauses (a) or (b) above, as

6

applicable. In the event any holder of Senior Preferred Stock elects to have its shares redeemed, the Corporation shall give prompt written notice of such election to all other holders of the shares of Senior Preferred Stock, and each such holder shall have until five days after the receipt of such notice to request redemption (by written notice given to the Corporation) of all or any portion of the Senior Preferred Stock owned by such holder. Within 15 days of receipt of such election(s), the Corporation shall be obligated to redeem the aggregate number of shares of Senior Preferred Stock specified therein.

(v) Default on Redemption. If the Corporation shall default in the payment of any portion of the Liquidation Value of the Senior Preferred Stock to be redeemed (plus all accrued and unpaid dividends on such Senior Preferred Stock to be redeemed), then, in addition to any other rights and remedies of the holders of such shares of Senior Preferred Stock which may be available herein or at law or in equity, the shares of Senior Preferred Stock that were to be redeemed shall continue to be outstanding, dividends shall continue to accrue thereon, and the holders thereof shall have all of the rights of a holder of Senior Preferred Stock, until such time as such default shall no longer be continuing.

(vi) Credit Facilities. This Article III.II.3.3C shall be subject to the provisions of the Credit Facilities (unless such provisions have been expressly waived by the requisite lenders thereunder) and shall not relieve the Corporation of its obligation to redeem outstanding Shares on the Scheduled Redemption Date.

3D. Redemption Price. For each Share which is to be redeemed, the Corporation will be obligated on the Redemption Date to pay to the holder thereof (upon surrender by such holder at the Corporation’s principal office of the certificate representing such Share) an amount in immediately available funds equal to the Liquidation Value thereof (plus all accrued and unpaid dividends on such Share). If the Corporation’s funds which are legally available for redemption of Senior Shares on any Redemption Date are insufficient to redeem the total number of Senior Shares to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of Senior Shares ratably among the holders of the Senior Shares to be redeemed based upon the aggregate Liquidation Value of such Senior Shares (plus all accrued and unpaid dividends on such Senior Shares) held by each such holder in accordance with the liquidation preferences set forth in Article III.II.2 hereof. At any time thereafter when additional funds of the Corporation are legally available for the redemption of Shares, such funds will immediately be used to redeem the balance of the Shares which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed in accordance with the liquidation preferences set forth in Article III.II.2 hereof.

3E. Notice of Redemption. The Corporation will mail written notice of each redemption of Preferred Stock pursuant to Articles III.II.3.3A and III.II.3.3B to each record holder not more than 30 nor less than 10 days prior to the date on which such redemption is to be made. Upon mailing any notice of redemption which relates to a redemption at the Corporation’s option, the Corporation will become obligated to redeem the total number of Shares specified in such

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notice at the time of redemption specified therein. In case fewer than the total number of shares represented by any certificate are redeemed, a new certificate representing the number of unredeemed Shares will be issued to the holder thereof without cost to such holder within three business days after surrender of the certificate representing the redeemed Shares.

3F. Determination of the Number of Each Holder’s Shares to be Redeemed. Except as otherwise provided herein, the number of Shares of any series of Preferred Stock to be redeemed from each holder thereof in redemptions hereunder will be the number of Shares determined by multiplying the total number of Shares of such series to be redeemed times a fraction, the numerator of which will be the total number of Shares of such series then held by such holder and the denominator of which will be the total number of Shares of such series of Preferred Stock then outstanding.

3G. Dividends After Redemption Date. No Share is entitled to any dividends accruing after the date on which the Liquidation Value (plus all accrued and unpaid dividends on such Share) of such Share is paid in full. On such date all rights of the holder of such Share will cease, and such Share will not be deemed to be outstanding.

3H. Redeemed or Otherwise Acquired Shares. Any Shares which are redeemed or otherwise acquired by the Corporation will be canceled and will not be reissued, sold or transferred.

3I. Repurchase of Junior Preferred Stock. The Corporation may repurchase shares of Junior Preferred Stock only after all shares of Senior Preferred Stock hereunder have been redeemed in full (other than repurchases of Junior Preferred Stock which have been approved by the Board of Directors of the Corporation).

3J. Other Redemptions or Acquisitions. Neither the Corporation nor any Subsidiary will redeem or otherwise acquire any Preferred Stock, except as expressly authorized herein.

4. Priority of Preferred Stock. So long as any Preferred Stock remains outstanding, neither the Corporation nor any Subsidiary shall (a) declare or pay any dividends or make any distributions on, or in respect of, the Common Stock (other than dividends declared in connection with any stock splits, stock dividends, share combinations, share exchanges, or other recapitalizations in which such dividends are made in the form of Common Stock) or (b) purchase, redeem or otherwise acquire or retire for value any Common Stock or any warrants, rights or options to purchase or acquire Shares of any class of Common Stock (other than repurchases of Common Stock from former employees of the Corporation which have been approved by the Board of Directors of the Corporation).

5. Events of Default. If the Corporation (each of the following is referred to hereinafter as a “Default”): (i) fails to redeem all of the Senior Preferred Stock on the Scheduled Redemption Date in accordance with Article III.II.3.3A; or (ii) fails to redeem all of the shares of any holder of the Senior Preferred Stock to be redeemed upon such holder’s election pursuant to Article

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III.II.3.3C; or (iii) (x) commences any case, proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it or, seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, composition, extension or such other relief with respect to it or its debts, or seeking appointment of a receiver, trustee, custodian or other similar official for all or substantially all of its assets (a “Bankruptcy Action”), (y) becomes the debtor named in any Bankruptcy Action which results in the entry of an order for relief or any such adjudication or appointment remains undismissed or undischarged for a period of 90 days or (z) makes a general assignment for the benefit of its creditors; or (iv) fails to comply with Article III.II.6.6B; or (v) fails to comply in all material respects with any of the terms or covenants contained in the Securities Purchase Agreement and such failure continues uncured for a period 45 days from the earlier to occur of (x) written notice from a holder of Senior Preferred Stock, specifying such failure and requesting that it be cured or (y) any Designated Officer of the Corporation obtaining actual knowledge of such failure, then the coupon rate applicable to the Senior Preferred Stock with respect to dividends accruing from and after the date of such Default (having given effect to any applicable cure period) shall be increased to 18% per annum for each quarter such Default remains uncured. Such increase in the coupon rates applicable to the Senior Preferred Stock shall continue in effect until such time as the Corporation cures such Default, at which time such coupons rates with respect to dividends accruing from and after the date of such cure shall be reduced to the original coupon rates applicable to the Senior Preferred Stock. In addition, the holders of the Senior Preferred Stock shall be entitled to exercise all rights set forth herein, including, without limitation, the rights set forth in Article III.II.3.3C.

6. Voting Rights: Certain Restrictions.

6A. Voting Rights. Except as otherwise provided herein and as otherwise required by law, the Preferred Stock shall have no voting rights; provided, that each holder of Preferred Stock shall be entitled to notice of all shareholders meetings at the same time and in the same manner as notice is given to the shareholders entitled to vote at such meeting. With respect to any issue required to be voted on and approved by holders of Senior Preferred Stock, the holders of Senior Preferred Stock will vote separately as a single class. With respect to any issue required to be voted on and approved by holders of Junior Preferred Stock, the holders of the Junior Preferred Stock will vote separately as a single class.

6B. Certain Restrictions. So long as any shares of Senior Preferred Stock are outstanding, the Corporation shall not take any of the following actions without the affirmative vote or written consent of the holders representing a majority of the then outstanding shares of Senior Preferred Stock:

(i) create, authorize or issue any class or series of capital stock of the Corporation hereafter which ranks pari passu with or senior to the Senior Preferred Stock with respect to the payment of dividends, redemption rights, distribution of assets upon the

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voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation or other preferences or rights of the Senior Preferred Stock;

(ii) amend, change, alter or otherwise impair or adversely affect the specified rights, preferences, priorities, privileges, powers or other rights of the holders of Senior Preferred Stock under the Articles of Incorporation;

(iii) redeem or purchase (A) any shares of Junior Securities (other than repurchases of Junior Securities from former employees of the Corporation which have been approved by the Board of Directors of the Corporation) or (B) any other shares of a class or series of capital stock of the Corporation which ranks junior to or pari passu with the Senior Preferred Stock;

(iv) declare, pay or set apart for payment any dividend on (A) any shares of Junior Securities (other than the payment of Junior PIK Dividends in accordance with Article III.II.1.1D) or (B) any other shares of a class or series of capital stock of the Corporation which ranks junior to or pari passu with the Senior Preferred Stock; or

(v) (A) issue, or enter into any agreement providing for the issuance of, any shares of (x) Senior Preferred Stock (other than to pay Senior PIK Dividends to the holders of Senior Preferred Stock) or (y) Junior Preferred Stock (other than to pay Junior PIK Dividends to the holders of Junior Preferred Stock) or (B) increase the number of authorized shares of Senior Preferred Stock or Junior Preferred Stock.

7. Registration of Transfer. The Corporation will keep at its principal office a register for the registration of Preferred Stock. Upon the surrender at such place of any certificate representing Preferred Stock, the Corporation will, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of Shares represented by the surrendered certificate. Each such new certificate will be registered in such name and will represent such number of Shares as is requested by the holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate, and dividends will accrue on the Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such Preferred Stock represented by the surrendered certificate.

8. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Shares of any series or class of Preferred Stock, made in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that, if the holder is a financial institution or other “qualified institutional buyer” (as defined under Rule 144A of the Securities Act), its own agreement will be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation will (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of Shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or

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mutilated certificate, and dividends will accrue on the Preferred Stock represented by such new-certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

9. Definitions.

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person. The term “control” means (a) the power to vote more than 50% of the securities or other equity interests of a Person having ordinary voting power (on a fully diluted basis), or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing.

“Bank Holding Company Affiliates” has the meaning set forth in Article III.III.2.2C.

“Bankruptcy Action” has the meaning set forth in Article III.II.5.

“Capital Stock” means:

(a) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of common stock and preferred stock of such Person; and

(b) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

“Change in Control” means the occurrence of one or more of the following events:

(a) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Corporation to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Articles of Incorporation), other than to the Permitted Holders or their Related Parties;

(b) the approval by the holders of Capital Stock of the Corporation of any plan or proposal for the liquidation or dissolution of the Corporation (whether or not otherwise in compliance with the provisions of the Articles of Incorporation);

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(c) any Person or Group (other than the Permitted Holders or their Related Parties) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Corporation; or

(d) the replacement of a majority of the Board of Directors of the Corporation over a two-year period from the directors who constituted the Board of Directors of the Corporation at the beginning of such period, and such replacement shall not have been approved by the Permitted Holders or a vote of at least a majority of the Board of the Directors of the Corporation still in office who either were members of such Board of Directors at the beginning of such period of whose election as a member of such Board of Directors was previously so approved.

“Class A Common Stock” has the meaning set forth in Article III.I.

“Class B Common Stock” has the meaning set forth in Article III.I.

“Common Stock” has the meaning set forth in Article III.I.

“Conversion Ratio” shall have the meaning given such term in Article III.II.13.

“Converted Shares” has the meaning set forth in Article III.III.2.2C.

“Converting Shares” has the meaning set forth in Article III.III.2.2C.

“Corporation” has the meaning set forth in the Preamble hereof.

“Credit Facilities” means collectively the Senior Loan Agreement and the Indenture.

“Date of Issuance” has the meaning set forth in Article III.II.l.l A.

“Default” has the meaning set forth in Article III.II.5.

“Designated Officer” shall mean any of the following officers of the Corporation: chief executive officer, chief financial officer, chief operating officer, president, vice president of finance or treasurer.

“Dividend Reference Date” has the meaning set forth in Article III.II.1.1B.

“Exchange Act” has the meaning set forth in Article III.III.2.2E.

“Expiration Date” has the meaning set forth in Article III.II.3.3C.

“Federal Reserve Board” has the meaning set forth in Article III.III.2.2E.

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“First Union” means First Union Investors, Inc. and its Affiliates and their respective successors and assigns.

“Indenture” means the Indenture dated August       , 1999 between the Corporation, as issuer, and United States Trust Company of New York, as trustee, as amended from time to time and refinanced or replaced in accordance with the terms thereof.

“IPO” means an underwritten initial public offering by the Corporation of its equity securities pursuant to a registration statement filed under the Securities Act of 1933, as amended.

“IPO Notice” shall have the meaning given such term in Article III.II.13.

“Junior PIK Dividends” has the meaning set forth in Article III.II.1D.

“Junior Preferred Stock” has the meaning set forth in Article III.I.

“Junior Securities” means all shares of (i) Common Stock, (ii) Junior Preferred Stock or (iii) each other class or series of capital stock of the Corporation hereafter created which does not expressly rank pari passu or senior to the Senior Preferred Stock.

“Junior Share” has the meaning set forth in Article III.II.1.1A.

“Liquidation Value” of any Share as of any particular date will be equal to $1,000 per share (subject to adjustment for any combinations, consolidations, stock distributions or stock dividends with respect to the series of such Shares).

“MDCP” means Madison Dearborn Capital Partners III, L.P. and its Affiliates.

“Permitted Holders” means Madison Dearborn Partners, LLC and its Affiliates, and Ms. Ruth Fertel.

“Person” means an individual, a partnership, a corporation, limited liability company, an association, a joint stock corporation, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Preferred Stock” has the meaning set forth in Article III.I.

“Qualified IPO” means a bona fide underwritten sale to the public of common stock of the Corporation pursuant to a registration statement (other than on Form S-8 or any other form relating to the securities issuable under any benefit plan of the Corporation or any of

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its Subsidiaries, as the case may be) that is declared effective by the SEC and such offering results in gross cash proceeds to the Corporation (exclusive of underwriter’s discounts and commissions and other expenses) of at least $20,000,000.

“Redemption Date” as to any Share means the date specified in the notice of any redemption at the Corporation’s option or the applicable date specified herein in the case of any other redemption; provided, that no such date will be a Redemption Date unless the applicable Liquidation Value (plus all accrued and unpaid dividends on such Share) is actually paid, and if not so paid, the Redemption Date will be the date on which such Liquidation Date (plus all accrued and unpaid dividends thereon) is fully paid.

“Regulation Y” has the meaning set forth in Article III.III.2.2E.

“Related Parties” means [to come from Indenture].

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Scheduled Redemption Date” has the meaning set forth in Article III.II.3.3A.

“Securities Act” means the Securities Act of 1933, as amended, and any successor act or rule.

“Securities Purchase Agreement” means the Securities Purchase Agreement dated August       , 1999 by and between the Corporation and First Union, as amended from time to time in accordance with the terms thereof.

“Senior Loan Agreement” means the Credit Agreement dated August       , 1999 by and among, the Corporation, the lenders party thereto and Bankers Trust Corporation, as agent, as amended from time to time or refinanced or replaced in accordance with the terms hereof.

“Senior PIK Dividends” has the meaning set forth in Article III.II.1D.

“Senior Preferred Stock” has the meaning set forth in Article III.I.

“Senior Share” has the meaning set forth in Article III.II.1.1A.

“Senior Subordinated Note Documents” means the Senior Subordinated Notes, the Indenture and all other agreements, documents and instruments executed and delivered pursuant thereto or in connection therewith.

“Senior Subordinated Note” shall have the meaning ascribed to the term “Note” in the Indenture.

“Shares” has the meaning set forth in Article III.II.1.1A.

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“Subsidiary” means with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the membership, partnership or other similar ownership interest thereof is at the time owned or controlled directly or indirectly, by any person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the manager, managing director or general partner of such limited liability company, partnership, association or other business entity.

10. Amendment and Waiver. No amendment, modification or waiver will be binding or effective with respect to any provision of this Article III.II.10 without the prior written consent of (a) the holders of the Senior Preferred Stock with a Liquidation Value representing at least 50% of the aggregate Liquidation Value of the Senior Preferred Stock then outstanding voting separately as a class, and (b) the holders of the Junior Preferred Stock with a Liquidation Value representing at least 50% of the aggregate Liquidation Value of the Junior Preferred Stock then outstanding voting separately as a class.

11. Notices. Except as otherwise expressly provided, all notices referred to herein will be in writing and will be delivered by registered or certified mail, return receipt requested, postage prepaid and will be deemed to have been given when so mailed (i) to the Corporation, at its principal executive offices and (ii) to any shareholder, at such holder’s address as it appears in the stock records of the Corporation (unless otherwise indicated by such holder).

12. Contractual Rights Not Limited. Nothing in this amendment or in the powers, preferences and rights of the Senior Preferred Stock set forth herein shall limit or abrogate any powers, preferences and rights granted to the holders of the Senior Preferred Stock pursuant to any contract of such holders with the Corporation, or with any other shareholders of the Corporation, including without limitation, the Securities Purchase Agreement.

13. Conversion on IPO. If an IPO is to occur, the Corporation shall give written notice of such IPO (the “IPO Notice”), describing in reasonable detail the definitive terms and the proposed date of consummation thereof to each holder of the Junior Preferred Stock at least 10 days prior to such proposed date, and the Corporation may elect in the IPO Notice to require each outstanding share of Junior Preferred Stock (without any action on the part of the holder thereof) to be converted into a number of fully paid and nonassessable shares of Class A Common Stock equal

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to (i) the Liquidation Value thereof (plus all accrued and unpaid dividends thereon) as of the date of the consummation of the IPO divided by (ii) the selling price per share of the Class Common Stock to the public in the IPO (the “Conversion Ratio”). In addition, if the Corporation has not elected to require conversion of the Junior Preferred Stock in connection with the IPO, each holder of Junior Preferred Stock may elect to convert all of such holder’s shares of Junior Preferred Stock into fully paid and nonassessable shares of Class A Common Stock at the Conversion Ratio by delivering written notice thereof to the Corporation within five days after delivery of the IPO Notice. All conversions of the Junior Preferred Stock into shares of Class A Common Stock under this paragraph shall be effected as of the consummation of the IPO. If any shares of Junior Preferred Stock have been converted in connection with the IPO, promptly after the consummation of the IPO, the holders of the shares so converted will deliver the certificates for such shares to the Corporation, and the Corporation will promptly issue to such holders certificates for the shares of Class A Common Stock issued upon such conversion. Notwithstanding the foregoing, if any holder would be entitled to receive a fractional share upon the conversion of such holder’s Junior Preferred Stock hereunder, instead of receiving such fractional share, the Corporation will pay such holder the value of the fraction share at the IPO selling price in cash.

III.	COMMON STOCK

Except with respect to voting rights, as otherwise provided in this Article III.III or as otherwise required by applicable law, all shares of Common Stock, shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions, and Class B Common Stock shall be treated by the Corporation identically to Class A Common Stock, as though Class A Common Stock and Class B Common Stock were of a single class.

1. Voting Rights.

1A. Class A Common Stock. Except as otherwise provided in this Article III.III or as otherwise required by applicable law, the holders of Class A Common Stock shall be entitled to one vote per share on all matters to be voted on by the Corporation’s shareholders.

1B. Class B Common Stock. Except as otherwise provided in this Article III.III or as otherwise required by applicable law, the holders of Class B Common Stock shall have no voting rights; provided, however, that the approval of the holders of a majority of the outstanding shares of Class B Common Stock shall be required for any merger or consolidation of the Corporation with or into an entity or entities, or any recapitalization or reorganization, if as a result of any of the foregoing, the shares of Class B Common Stock would receive or be exchanged for consideration different on a per share basis from the consideration received with respect to or in exchange for shares of Class A Common Stock or would otherwise be treated differently from shares of Class A Common Stock in connection with such transaction, except that shares of Class B Common Stock may, without such a separate Class B Common Stock vote, receive or be exchanged for non-voting securities which are otherwise identical on a per share basis in amount and form to

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the voting securities which are otherwise identical on a per share basis in amount and form to the voting securities received with respect to or exchanged for Class A Common Stock so long as (i) such non-voting securities are convertible into such voting securities on the same terms as Class B Common Stock is convertible into Class A Common Stock and (ii) all other consideration is equal on a per share basis.

2. Conversion.

2A. Conversion of Class A Common Stock into Class B Common Stock. Subject to and upon compliance with the provisions of this Article III.III, any record holder of Class A Common Stock shall be entitled to convert, at any time and from time to time, any or all of the shares of Class A Common Stock held by such record holder into the same number of shares of Class B Common Stock.

2B. Conversion of Class B Common Stock into Class A Common Stock. Subject to and upon compliance with the provisions of this Article III.III, any record holder of Class B Common Stock shall be entitled to convert, at any time and from time to time, any or all of the shares of Class B Common Stock held by such record holder into the same number of shares of Class A Common Stock.

2C. Conversion Procedure. Each conversion of shares of one class of Common Stock into shares of another class of Common Stock pursuant to this Article III.III shall be effected by the surrender of the certificate or certificates representing the shares to be converted (the “Converting Shares”) at the principal office of the Corporation (or such other office or agency of the Corporation as the Corporation may designate by written notice to the holders of Common Stock) at any time during its usual business hours, together with written notice by the holder of such Converting Shares, stating that such holder desires to convert the Converting Shares, and the number of shares of the other class of Common Stock into which the Converting Shares are to be converted (the “Converted Shares”). Such notice shall also state the name or names (with addresses) and denominations in which the certificate or certificates for Converted Shares are to be issued and shall include transactions for the delivery thereof. Promptly after such surrender and the receipt of such written notice, the Corporation will issue and deliver in accordance with the surrendering holder’s instructions the certificate or certificates evidencing the Converted Shares issuable upon such conversion, and the Corporation will deliver to the converting holder a certificate (which shall contain such legends as were set forth on the surrendered certificate or certificates) representing any shares which were represented by the certificate or certificates that were delivered to the Corporation in connection with such conversion, but which were not converted. Such conversion, to the extent permitted by law, shall be deemed to have been effected as of the close of business on the date on which such certificate or certificates shall have been surrendered and such notice shall have been received by the Corporation, and at such time the rights of the holder of the Converting Shares as such holder shall cease and the Person or Persons in whose name or names the certificate or certificates for the

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Converted Shares are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the Converted Shares. Upon issuance of the shares in accordance with this Article III.III, such Converted Shares shall be deemed to be fully authorized, validly issued, fully paid and non-assessable. The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which will be immediately transmitted by the Corporation upon issuance). The issuance of certificates for shares of any class of Common Stock upon the conversion of any other class of Common Stock as permitted by and pursuant to this Article III.III shall be made without charge to the holders of such other class of Common Stock for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Common Stock. The Corporation shall not close its books against the transfer of shares of Common Stock in any manner which would interfere with the timely conversion of any shares of Common Stock. In the event of the conversion of less than all of the shares of Common Stock, as shares of Common Stock evidenced by a certificate so surrendered, the Corporation shall execute and deliver to such holder, without charge to such holder, a new certificate or new certificates evidencing the shares of Common Stock not so converted.

2D. Reservation of Shares. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares and/or its treasury shares of each class of Common Stock, such number of shares of Class A Common Stock as are then issuable upon the conversion of all outstanding shares of Class B Common Stock which may, directly or indirectly, be converted into such class of Class A Common Stock.

2E. Compliance with Regulation Y. Notwithstanding any right of the conversion of Class B Common Stock pursuant to this Article III.III.2, except to the extent provided by Regulation Y, or any successor regulation (“Regulation Y”), promulgated under the Bank Holding Company Act of 1956, as amended, by the Board of Governors of the Federal Reserve System or any successor thereto (the “Federal Reserve Board”), no shares of Class B Common Stock originally issued by the Corporation to a Person subject to the provisions of Regulation Y shall be converted by the original holder thereof or any direct or indirect transferee thereof as shares of Class A Common Stock, if, after giving effect to such conversion, such Person, its Bank Holding Company Affiliates (as hereinafter defined) and any direct or indirect transferee thereof would beneficially own more than 4.9% of the total issued and outstanding shares, interests, participations or other equivalents (however designated) of voting capital stock of the Corporation, unless such shares of Class A Common Stock are being distributed, disposed of or sold in any one of the following transactions:

(i) such shares of Class A Common Stock are being sold in a public offering registered under the Securities Act of 1933, as amended, or a public sale pursuant to Rule 144 promulgated thereunder or any successor rule then in effect;

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(ii) such shares of Class A Common Stock are being sold (including by virtue of a merger, consolidation or similar transaction involving the Corporation) to any Person or group of related Persons for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), if, after such sale, such Person or group of Persons in the aggregate would own or control securities of the Corporation which possess in the aggregate the ordinary voting power to elect a majority of the members of the Corporation’s Board of Directors;

(iii) such shares of Class A Common Stock are being sold to a Person or group of related Persons for purposes of Section 13(d) of the Exchange Act, if, after such sale, such Person or group of Persons in the aggregate would own, control or have the right to acquire less than 2% of the outstanding securities of any class of voting securities of the Corporation;

(iv) such shares are being sold to the Corporation pursuant to a put or call option, a right of first offer, co-sale right or otherwise; or

(v) such shares of Class A Common Stock are being sold in any other manner designated by the holder to be permitted by the Federal Reserve Board.

As used herein, “Bank Holding Company Affiliates” means, with respect to any Person subject to the provisions of Regulation Y, (i) if such Person is a bank holding company, any company directly or indirectly controlled by such bank holding company, and (ii) otherwise, the bank holding company that controls such Person and any company (other than such Person) directly or indirectly controlled by such bank holding company.

3. Dividends. Subject to Article III.II.l, as and when dividends are declared or paid thereon, whether in cash, property or securities of the Corporation, the holders of Common Stock shall be entitled to participate in such dividends ratably on a per share basis.

4. Liquidation. Subject to Article III.II.2, the holders of the Common Stock shall be entitled to participate ratably on a per share basis in all distributions to the holders of Common Stock in any liquidation, dissolution or winding up of the Corporation.

5. Registration of Transfer. The Corporation shall keep at its principal office (or such other place as the Corporation reasonably designates) a register for the registration of shares of Common Stock. Upon the surrender at such place of any certificate representing shares of Common Stock, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of such stock represented by the surrendered certificate and the Corporation shall forthwith cancel such surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares of Common Stock as is requested by the holder of the surrendered certificate and shall be

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substantially identical in form to the surrendered certificate. The issuance of new certificates shall be made without charge to the holders of the surrendered certificates for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such issuance.

6. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (provided, that an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of Common Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement will be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate of like kind representing the number of shares of such stock represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

7. Notices. All notices referred to herein shall be in writing, and shall be delivered by registered or certified mail, return receipt requested, postage prepaid, and shall be deemed to have been given when so mailed (i) to the Corporation at its principal executive offices and (ii) to any shareholder at such holder’s address as it appears in the stock records of the Corporation (unless otherwise specified in a written notice to the Corporation by such holder).

8. Amendment and Waiver. No amendment or waiver of any provision of this Article III.III shall be effective without the prior written consent of the holders of a majority of the then outstanding shares of Class A Common Stock voting as a single class; provided that no amendment as to any terms or provisions of, or for the benefit of, the Class B Common Stock that adversely affects the conversion rights, voting powers, or other rights or powers of the Class B Common Stock shall be effective without the prior consent of the holders of a majority of the then outstanding shares of the Class B Common Stock, voting separately as a single class. For purposes of votes on amendments and waivers to this Article III.III, each share of Common Stock shall be entitled to one vote.

SECOND: Article V of the Articles of Incorporation is hereby amended to read in its entirety as follows:

ARTICLE V

Except as otherwise provided in Article III hereof, any corporate action of shareholders, including by way of illustration and not limitation, adoption of amendments to these articles of incorporation, approval of merger and consolidation agreements, and authorization of voluntary disposition of all or substantially all of the corporation’s assets, may be taken on the affirmative vote of a majority of the voting power present.

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THIRD: Article IX is hereby added to read in its entirety as follows:

ARTICLE IX

No director or officer of the Corporation shall be liable to the Corporation or to its shareholders for monetary damages for breach of his fiduciary duty as a director or officer; provided, that the foregoing provision shall not eliminate or limit the liability of a director or officer for (1) any breach of his duty of loyalty to the Corporation or its shareholders, (2) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) liability for unlawful distributions of the Corporation’s assets to, or redemption or repurchase of the Corporation’s shares from, shareholders of the Corporation, under and to the extent provided in La. R.S. §12:92D, or (4) any transaction from which he derived an improper personal benefit.

FOURTH: The amendment to the Articles of Incorporation of the Corporation effected hereby was approved on                     , 1999 by the Board of Directors of the Corporation, and on                     , 1999 by a majority of the shareholders of the Corporation as follows:

Voting Group	Number of Outstanding Shares	Number of Votes Entitled to be Cast	Number of Votes Represented at the meeting	Number of Undisputed Shares Voted
				For	Against

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IN WITNESS WHEREOF, the undersigned, being the Vice President of the Corporation, under the penalties of perjury, does hereby declare and certify that this is the act and deed of the Corporation and the facts stated herein are true, and accordingly has hereunto signed this Amendment to the Articles of Incorporation as of this        day of August, 1999.

RUTH U. FERTEL, INC.

By:
Name:
Title

BE IT KNOWN that on this        day of August, 1999, before me the undersigned, a Notary Public in and for the County of                      and State of                     , duly commissioned and qualified, there came and appeared                                         , known to me, Notary and known by me to be the [Vice President] of Ruth U. Fertel, Inc., who signed the within and foregoing instrument before me, and who acknowledged to me, Notary, that he signed, executed, and delivered said instrument in his capacity as [Vice President] of Ruth U. Fertel, Inc. for the uses and purposes therein set forth and apparent.

IN WITNESS WHEREOF the said appearer has signed these presents and I have hereunto affixed my official hand and seal, on the day and date first hereinabove written, after due reading of the whole.

(NOTARY SEAL)

NOTARY PUBLIC

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